UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1 /A
(Amendment No. 1)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

YATERRA VENTURES CORP.
(Exact name of Registrant as specified in its charter)

NEVADA
(State or other jurisdiction of incorporation or organization)

1000
(Primary Standard Industrial Classification Code Number)

75-3249571
(I.R.S. Employer Identification Number)

240 Martin St., #3, Blaine, WA, 98230
Tel: (360) 510-8998
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

CAMLEX MANAGEMENT (NEVADA) INC.
8275 S. Eastern Avenue, Suite 200, Las Vegas, NV 89123
Tel: (702) 990-8405
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
O’NEILL LAW GROUP PLLC
435 Martin Street, Suite 1010, Blaine, WA 98230
Tel: (360) 332-3300

As soon as practicable after this Registration Statement is declared effective.
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities
Act of 1933 check the following box: [  X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities
Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities
Act registration statement number of the earlier effective registration statement for the same offering. [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]		Accelerated filer [ ]
Non-accelerated filer [ ]	(Do not check if a smaller reporting company)	Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Common Stock, par value $0.001 per share, previously issued to investors	730,000	$0.75	$547,500	$21.52
(1)	Represents shares issued by Yaterra Ventures Corp. in private placement transactions completed on June 30, 2007 and September 30, 2008.
(2)	This price was arbitrarily determined by Yaterra Ventures Corp.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended (the “Securities Act”).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission (the “SEC”), acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED JANUARY 8, 2009

The information contained in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the United States Securities and Exchange Commission (the “SEC”) is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

YATERRA VENTURES CORP.

PROSPECTUS

--------------------------
730,000 SHARES
COMMON STOCK
--------------------------

The selling stockholders named in this prospectus are offering the 730,000 shares of common stock of Yaterra Ventures Corp. offered through this prospectus. We have set a price of $0.75 per share of our common stock offered through this prospectus.

			Proceeds to Selling Stockholders
	Offering Price	Commissions	Before Expenses and Commissions

Per Share	$0.75	Not Applicable	$0.75

Total	$547,500	Not Applicable	$547,500

We are not selling any shares of our common stock in this Offering and therefore will not receive any proceeds from this Offering.

Our common stock is presently not traded on any market or securities exchange. The sales price to the public is fixed at $0.75 per share until such time as the shares of our common stock are quoted on the Over-The-Counter Bulletin Board (the “OTC Bulletin Board”). Although we intend to apply for quotation of our common stock on the OTC Bulletin Board, public trading of our common stock may never materialize. If our common stock becomes quoted on the OTC Bulletin Board, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the selling stockholders.

---------------

The purchase of the securities offered through this prospectus involves a high degree of risk. You should carefully read and consider the section of this prospectus entitled “Risk Factors” on pages 3 through 6 before buying any shares of our common stock.

This Offering will terminate nine months after this prospectus is declared effective by the SEC. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or similar account.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The Date Of This Prospectus Is: January 8, 2009
--------------------------

i

YATERRA VENTURES CORP.
PROSPECTUS

GLOSSARY OF TECHNICAL GEOLOGICAL TERMS

The following defined technical geological terms are used in our prospectus:

Adits

More or less horizontal drive (walk-in mine) into a hill that is usually driven for the purpose of intersecting or mining an ore body. An adit may also be driven into a hill to intersect or connect a shaft for the purpose of dewatering.

Alluvium	A general term for clay, silt, sand, gravel, or similar unconsolidated detrital material, deposited during comparatively recent geologic time by a stream or other body of running water.

Andesite	A fine-grained igneous rock with no quartz or orthoclase.

Basalt	A general term for dark-colored mafic igneous rocks, commonly extrusive but locally intrusive.

Basin	An extent of land where water from rain or snow melt drains downhill into a body of water, such as a river, lake, reservoir, estuary, wetland, sea or ocean.

Bismuth

A chemical element that has the symbol Bi and atomic number 83. This heavy, brittle, white crystalline trivalent poor metal has a pink tinge and chemically resembles arsenic and antimony. Of all the metals, it is the most naturally diamagnetic, and only mercury has a lower thermal conductivity.

Calc-alkaline	A series of igneous rocks in which the weighted percentage of silica is between 56 and 61.

Chalcedony	A general name applied to fibrous crystalline silica with a waxy luster.

Chalcopyrite	A copper iron sulfide mineral that is one of the most important sources of copper.

Clastic	Consisting of fragments of minerals, rocks, or organic structures that have been moved individually from their places of origin.

Cobalt

A hard, lustrous, silver-grey metal, a chemical element with symbol Co. It is found in various ores, and is used in the preparation of magnetic, wear-resistant, and high- strength alloys. Its compounds are used in the production of inks, paints, and varnishes.

Cretaceous

Rocks laid down during the last period of the Mesozoic era (between the Jurassic and Tertiary periods, about 146 to 65 million years ago), at the end of which dinosaurs and many other organisms died out.

Cryptocrystalline

State of matter in which there is actually orderly arrangement of atoms characteristic of crystals but in units so small (material is so fine grained) that crystalline nature cannot be determined with an ordinary microscope.

Diamond drill(ing)

A rotary type of rock drill in which the cutting is done by abrasion rather than percussion. The cutting bit is set with diamonds and is attached to the end of long hollow rods through which water or other fluid is pumped to the cutting face as a lubricant. The drill cuts a core of rock that is recovered in long cylindrical sections, two centimeters or more in diameter.

Diorites

A group of plutonic rocks intermediate in composition between acidic and basic, characteristically composed of dark-colored amphibole, acid plagioclase, pyroxene, and sometimes a small amount of quartz.

Epithermal Deposit	A mineral deposit consisting of veins and replacement bodies, usually in volcanic or sedimentary rocks, containing precious metals, or, more rarely, base metals.

Fault Zones	A fault that is expressed as a zone of numerous small fractures.

Fold	A planar feature, such as a bedding plane, that has been strongly warped, presumably by deformation.

Fractured	A way in which a mineral breaks when it does not have cleavage.

Gouge	A layer of soft, earthy or clayey, fault-comminuted rock material along the wall of a vein.

Granite	Plutonic igneous rock having visibly crystalline texture; generally composed of feldspar and mica and quartz.

Granodiorites	Course grained igneous rock intermediate in composition between granite and diorite.

Hydrothermal

Of or pertaining to hot water, to the action of hot water, or to the products of this action, such as a mineral deposit precipitated from a hot aqueous solution, with or without demonstrable association with igneous processes.

Igneous	A type of rock which has been formed by the consolidation of magma, a molten substance from the earth’s core.

Intrusive	A body of igneous rock formed by the consolidation of magma intruded into other rocks.

Jasper	Granular, cryptocrystalline silica usually colored red by hematite inclusions.

Jurassic	The second period of the Mesozoic Era (after the Triassic and before the Cretaceous), thought to have covered the span of time between 190 million years and 135 million years ago.

Lode	A mineral deposit in solid rock.

Marcasite	An iron sulphide, sometimes called white iron pyrite.

Mesozoic	One of the eras of geologic time. It includes the Triassic, Jurassic and Cretaceous periods.

Metamorphisism	A process whereby rocks undergo physical or chemical changes or both to achieve equilibrium with conditions other than those under which they were originally formed.

Metasedament	A sediment or sedimentary rock that shows evidence of having been subjected to metamorphism.

Metavolcanic	A partly metamorphosed volcanic rock.

Mineralization	The concentration of metals and their chemical compounds within a body of rock.

Molybdenum	A hard, silvery-white metallic element used to toughen alloy steels and soften tungsten alloy.

Monzonites	A granular plutonic rock containing approximately equal amounts of orthoclase and plagioclase, and thus intermediate between syenite and diorite.

Normal Fault	A dip-slip fault in which the block above the fault has moved downward relative to the block below.

Ore	A mixture of minerals and gangue from which at least one metal can be extracted at a profit.

Paleozoic	Rocks that were laid down during the Paleozoic Era (between 544 and 230 million years before the present time).

Pluton	Body of rock exposed after solidification at great depth.

Porphyritic	Containing relatively large isolated crystals in a mass of fine texture.

Porphyry	A heterogeneous rock characterized by the presence of crustals in a relatively finer- grained matrix.

Pyrite

The most common of the sulphide minerals. It is usually found associated with other sulphides or oxides in quartz veins, sedimentary rock and metamorphic rock, as well as in coal beds, and as the replacement mineral in fossils.

Quartz	A mineral whose composition is silicon dioxide. A crystalline form of silica.

Quatenary Period	The geological time period roughly 2.588 million years ago.

Reserve	For the purposes of this prospectus: that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. Reserves consist of:

1)

Proven (Measured) Reserves. Reserves for which: (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling; and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.

2)

Probable (Indicated) Reserves. Reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven (measured) reserves, is high enough to assume continuity between points of observation.

Sedimentary	A type of rock which has been created by the deposition of solids from a liquid.

Shale	A rock formed by consolidation of clay, mud, or silt, having a laminated structure and composed of minerals essentially unaltered since deposition.

Shear Zone	A wide zone of distributed shearing in rock.

Sheelite	A calcium tungstate mineral with the chemical formula CaWO4.

Silicification	Introduction of or replacement by silica.

Sulfide	A mineral compound characterized by the linkage of sulfur with a metal or semimetal.

Tertiary	Relating to the first period of the Cenozoic era, about 65 to 1.64 million years ago.

Thrust Faults (Faulting)	A dip-slip fault in which the upper block above the fault plane moves up and over the lower block, so that older strata are placed over younger.

Trenching	The removal of overburden to expose the underlying bedrock.

Triassic	The system of strata that was deposited between 210 and 250 million years before the present time.

Tuffs	Rock composed of fine volcanic ash.

Tungsten	A hard, brittle, white or gray metallic element.

Vein	An occurrence of ore with an irregular development in length, width and depth usually from an intrusion of igneous rock.

Volcanic	Characteristic of, pertaining to, situated in or upon, formed in, or derived from volcanoes.

Winze	Secondary or tertiary vertical or near-vertical opening sunk from a point inside a mine for the purpose of connecting with a lower level or of exploring the ground for a limited depth below a level.

v

SUMMARY INFORMATION, RISK FACTORS AND RATIO OF EARNINGS TO FIXED CHARGES

As used in this prospectus, unless the context otherwise requires, “we,” “us,” “our,” the “Company” and “Yaterra” refers to Yaterra Ventures Corp. All dollar amounts in this prospectus are in U.S. dollars unless otherwise stated. You should read the entire prospectus before making an investment decision to purchase our common stock.

Overview of Our Business

We are an exploration stage company engaged in the acquisition and exploration of mineral properties. We own a 100% undivided interest in two mineral properties known as the Blue Jack Property and the Minnie Claim, respectively. The Blue Jack Property is comprised of 10 mineral claims and covers an area of approximately 206 acres in the Varyville mining district of Humboldt County, Nevada. The Minnie Claim covers an area of approximately 20 acres and is located in Leecher Creek Mining Division, Washington. Our plan is to conduct mineral exploration activities on the Blue Jack Property and the Minnie Claim in order to assess whether they possess commercially extractable deposits of lead, zinc, copper, silver, gold or uranium.

We have not earned any revenues to date. We do not anticipate earning revenues until such time as we enter into commercial production of our mineral properties. We are presently in the exploration stage of our business and we can provide no assurance that we will discover commercially exploitable levels of mineral resources on our properties, or if such deposits are discovered, that we will enter into further substantial exploration programs. We currently do not have sufficient financial resources to meet the anticipated costs of completing our exploration program for the Blue Jack Property and the Minnie Claim. Accordingly, we will need to obtain additional financing in order to complete our plan of operation and meet our current obligations as they come due.

About Us

We were incorporated on November 20, 2006 under the laws of the State of Nevada. Our principal offices are located at 240 Martin St., #3, Blaine, WA 98230. Our telephone number is (360) 510-8998.

The Offering

Selling Security Holders:

The selling stockholders named in this prospectus are existing stockholders of Yaterra who purchased shares of our common stock in private placement transactions completed on June 30, 2007 and September 30, 2008. The issuance of the shares by us to the selling stockholders was exempt from the registration requirements of the Securities Act of 1933 (the “Securities Act”). See “Selling Security Holders.”

Securities Being Offered:	Up to 730,000 shares of our common stock, par value $0.001 per share.

Offering Price:

The offering price of the common stock has been set at $0.75 per share. We intend to seek to have our common stock quoted on the OTC Bulletin upon our becoming a reporting entity under the Securities Exchange Act of 1934 (the “Exchange Act”). If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling stockholders. The offering price will then be determined by market factors and independent decisions of the selling stockholders.

Duration of Offering:	This Offering will terminate nine months after this prospectus is declared effective by the SEC.

Minimum Number of Shares To Be Sold in This Offering:	None.

Common Stock Outstanding Before and After the Offering:	1,630,000 shares of our common stock are issued and outstanding as of the date of this prospectus. All of the common stock to be sold under this prospectus will be sold by existing stockholders.

Use of Proceeds:	We will not receive any proceeds from the sale of the common stock by the selling stockholders.

Risk Factors:	See “Risk Factors” below and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

Risk Factors

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock, if we publicly trade at a later date, could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related To Our Business

If we do not obtain additional financing, our business will fail.

As at October 31, 2008, we had cash on hand of approximately $23,000. Although we commenced Phase I of our exploration program on the Minnie Claim in September 2008, we have decided to delay our exploration program in order to focus our resources on the exploration program on the Blue Jack Property. Our ability to implement Phases 1a, 1b and 1c of our exploration program on the Blue Jack Property will be subject to our obtaining additional financing. If we decide to complete Phase I and implement Phases II and III of the exploration program on the Minnie Claim, we will need to obtain additional financing. We are filing this registration statement in order to become a reporting issuer under the Exchange Act and to enable our common stock to become traded on the OTC Bulletin Board. Our ability to obtain additional financing could be subject to a number of factors outside of our control, including the results from our exploration program, and any unanticipated problems relating to our mineral exploration activities, including environmental assessments and additional costs and expenses that may exceed our current estimates. However, we believe that, if our common stock is traded on the OTC Bulletin Board, our ability to raise additional funds from investors will be enhanced. If we are unable to obtain additional financing in the amounts and when needed, our business could fail.

Because of the unique difficulties and uncertainties inherent in mineral exploration ventures, we face a high risk of business failure.

You should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration, and additional costs and expenses that may exceed current estimates. Our mineral properties do not contain a known body of commercial ore and, therefore, any program conducted on our mineral properties would be an exploratory search of ore. There is no certainty that any expenditures made in the exploration of our mineral properties will result in discoveries of commercial quantities of ore. Most exploration projects do not result in the discovery of commercially mineable deposits of ore. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. If the results of our exploration program do not reveal viable commercial mineralization, we may decide to abandon our claim and acquire new claims for new exploration. The acquisition of additional claims will be dependent upon our possessing sufficient capital resources to purchase such claims. If we do not have sufficient capital resources and are unable to obtain sufficient financing, we may be forced to abandon our operations.

We have no known mineral reserves and if we cannot find any, we may have to cease operations.

We are in the initial phases of our exploration program for the Blue Jack Property and the Minnie Claim. It is unknown whether these properties contain viable mineral reserves. If we do not find a viable mineral reserve, or if we cannot exploit the mineral reserve, either because we do not have the money to do it or because it will not be economically feasible to do it, we may have to cease operations and you may lose your investment. Mineral exploration is a highly speculative endeavor. It involves many risks and is often non-productive. Even if mineral reserves are discovered on our properties our production capabilities will be subject to further risks and uncertainties including:

(i)

Costs of bringing the property into production including exploration work, preparation of production feasibility studies, and construction of production facilities, all of which we have not budgeted for;

(ii)	Availability and costs of financing;

(iii)	Ongoing costs of production; and
(iv)	Environmental compliance regulations and restraints.

The marketability of any minerals acquired or discovered may be affected by numerous factors which are beyond our control and which cannot be accurately predicted, such as market fluctuations, the lack of milling facilities and processing equipment near the Blue Jack Property or the Minnie Claim, and such other factors as government regulations, including regulations relating to allowable production, importing and exporting of minerals, and environmental protection.

We face significant competition in the mineral exploration industry.

We compete with other mining and exploration companies possessing greater financial resources and technical facilities than we do. Due to our weaker competitive position, we may have greater difficulty in hiring and retaining qualified personnel to conduct our planned exploration activities, which could cause delays in our exploration programs. In addition, there is significant competition for a limited number of mineral properties. Due to our weaker financial position, we may be unable to acquire rights to new mineral properties on a continuing basis.

Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business.

The search for valuable minerals involves numerous hazards. As a result, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure. At the present time we have no coverage to insure against these hazards. The payment of such liabilities may result in our inability to complete our planned exploration program and/or obtain additional financing to fund our exploration program.

As we undertake exploration of our mineral properties, we will be subject to compliance with government regulations that may increase the anticipated cost of our exploration program.

There are several governmental regulations that materially restrict mineral exploration. We are subject to the laws of the States of Nevada and Washington as we carry out our exploration program. We may be required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these laws. If we enter the production phase, the cost of complying with permit and regulatory environment laws will be greater because the impact on the project area is greater. Permits and regulations will control all aspects of the production program if the project continues to that stage. Examples of regulatory requirements include:

(i)	Water discharge will have to meet drinking water standards;
(ii)	Dust generation will have to be minimal or otherwise re-mediated;
(iii)	Dumping of material on the surface will have to be re-contoured and re-vegetated with natural vegetation;
(iv)	An assessment of all material to be left on the surface will need to be environmentally benign;
(v)	Ground water will have to be monitored for any potential contaminants;
(vi)	The socio-economic impact of the project will have to be evaluated and if deemed negative, will have to be re-mediated; and
(vii)	There will have to be an impact report of the work on the local fauna and flora including a study of potentially endangered species.

At this stage of our development, the annual cost of complying with regulatory requirements in the States of Nevada and Washington is expected to be minimal. There is a risk that new regulations could increase our costs of doing business and prevent us from carrying out our exploration program. We will also have to sustain the cost of reclamation and environmental remediation for all exploration work undertaken. Both reclamation and environmental remediation refer to putting disturbed ground back as close to its original state as possible. Other potential pollution or damage must be cleaned-up and renewed along standard guidelines outlined in the usual permits. Reclamation is the process of bringing the land back to its natural state after completion of exploration activities. Environmental remediation refers to the physical activity of taking steps to remediate, or remedy, any environmental damage caused. The amount of these costs is not known at this time as we do not know the extent of the exploration program that will be undertaken beyond completion of the recommended work program. If remediation costs exceed our cash reserves we may be unable to complete our exploration program and have to abandon our operations. See “Business - Compliance with Government Regulation” below.

Because our executive officers and directors do not have formal training specific to the technicalities of mineral exploration, there is a higher risk that our business will fail.

None of our executive officers and directors has any formal training as a geologist. With the exception of Mr. Gorrill, our executive officers and directors have only limited training in the technical aspects of managing a mineral exploration company. With very limited direct training or experience in these areas, our management may not be fully aware of the specific requirements related to working within this industry. Our management's decisions and choices may not take into account standard engineering or managerial approaches mineral exploration companies commonly use. Consequently, our operations, earnings, and ultimate financial success could suffer irreparable harm due to management's lack of experience in this industry.

If we are unable to hire and retain key personnel, we may not be able to implement our business plan and our business will fail

Our success will largely depend on our ability to hire highly qualified personnel with experience in geological exploration. These individuals may be in high demand and we may not be able to attract the staff we need. In addition, we may not be able to afford the high salaries and fees demanded by qualified personnel, or may lose such employees after they are hired. Currently, we have not hired any key personnel. Our failure to hire key personnel when needed could have a significant negative effect on our business.

Because the prices of metals fluctuate, if the price of metals for which we are exploring decreases below a specified level, it may no longer be profitable to explore for those metals and we will cease operations.

Metal prices are determined by such factors as expectations for inflation, the strength of the United States dollar, global and regional supply and demand, and political and economic conditions and production costs in metals producing regions of the world. The aggregate effect of these factors on metal prices is impossible for us to predict. In addition, the prices of metals such as lead, zinc, copper, silver, gold or uranium are sometimes subject to rapid short-term and/or prolonged changes because of speculative activities. The current demand for and supply of these metals affect the metal prices, but not necessarily in the same manner as current supply and demand affect the prices of other commodities. The supply of these metals primarily consists of new production from mining. If the prices of the metals are, for a substantial period, below our foreseeable cost of production, it may not be economical for us to continue operations and you could lose your entire investment.

Risks Related To The Ownership of Our Stock

Because our President, Secretary, Treasurer and Director, Jarrett F. Bousquet, owns 55.2% of our outstanding common stock, investors may find that corporate decisions controlled by Mr. Bousquet are inconsistent with the interests of other stockholders.

Jarrett F. Bousquet, our President, Secretary, Treasurer, and Director, controls 55.2% of our issued and outstanding shares of common stock. Accordingly, in accordance with our Articles of Incorporation and Bylaws, Mr. Bousquet is able to control who is elected to our board of directors and thus could act, or could have the power to act, as our management. Since Mr. Bousquet is not simply a passive investor, but is also our principal executive officer, his interests as an executive officer may, at times, be adverse to those of passive investors. Where those conflicts exist, our shareholders will be dependent upon Mr. Bousquet exercising, in a manner fair to all of our shareholders, his fiduciary duties as an officer or as a member of our board of directors. Also, due to his stock ownership position, Mr. Bousquet will have: (i) the ability to control the outcome of most corporate actions requiring stockholder approval, including amendments to our Articles of Incorporation; (ii) the ability to control corporate combinations or similar transactions that might benefit minority stockholders which may be rejected by Mr. Bousquet to their detriment, and (iii) control over transactions between him and Yaterra.

We will likely conduct further offerings of our equity securities in the future, in which case your proportionate interest may become diluted.

We completed an offering of 6,100,000 pre-reverse split shares of our common stock at a price of $0.02 per pre-reverse split share to investors on June 30, 2007. As a result of a 1-for-10 reverse split of our issued and outstanding common stock completed on August 12, 2008, these investors now own an aggregate of 610,000 shares of our common stock. We also completed a second offering of 120,000 shares of our common stock at a price of $0.50 per share to investors on September 30, 2008. Since our inception, we have relied on such sales of our common stock to fund our operations. We will likely be required to conduct additional equity offerings in the future to finance our current projects or to finance subsequent projects that we decide to undertake. If common stock is issued in return for additional funds, the price per share could be lower than that paid by our current stockholders. We anticipate continuing to rely on equity sales of our common stock in order to fund our business operations. If we issue additional stock, your percentage interest in us could become diluted.

If a market for our common stock does not develop, stockholders may be unable to sell their shares.

There is currently no market for our common stock and we can provide no assurance that a market will develop. We intend to apply for quotation of our common stock on the OTC Bulletin Board. However, we can provide no assurance that our shares will be approved for quotation on the OTC Bulletin Board or, if traded, that a public market will materialize. If our common stock is not quoted on the OTC Bulletin Board or if a public market for our common stock does not develop, stockholders may not be able to re-sell the shares of our common stock that they have purchased and may lose all of their investment.

Because our stock is a penny stock, stockholders will be more limited in their ability to sell their stock.

The shares offered by this prospectus constitute a penny stock under the Exchange Act. The shares will remain classified as a penny stock for the foreseeable future. The classification as a penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his or her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares will be subject to Rules 15g-1 through 15g-10 of the Exchange Act. Rather than having to comply with these rules, some broker-dealers will refuse to attempt to sell a penny stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling stockholders.

DETERMINATION OF OFFERING PRICE

The $0.75 per share offering price of our common stock was determined based on our internal assessment of what the market would support. However, the selection of this particular price was influenced by the last sales price from our most recent private offering of 120,000 shares of our common stock which was completed on September 30, 2008 at a price of $0.50 per share. There is no relationship whatsoever between this price and our assets, earnings, book value or any other objective criteria of value.

We intend to apply to the OTC Bulletin Board for quotation of our common stock upon our becoming a reporting entity under the Exchange Act. We intend to file a registration statement under the Exchange Act concurrently with the effectiveness of the registration statement of which this prospectus forms a part. If our common stock becomes so quoted and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling stockholders named in this prospectus. The offering price would thus be determined by market factors and the independent decisions of the selling stockholders named in this prospectus.

DILUTION

The common stock to be sold by the selling stockholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders.

SELLING SECURITY HOLDERS

The selling stockholders named in this prospectus are offering all of the 730,000 shares of common stock offered through this prospectus. The selling stockholders acquired the 730,000 shares of common stock offered through this prospectus from us in offerings that were exempt from registration under Regulation S of the Securities Act and completed on June 30, 2007 and September 30, 2008 as follows:

1.

On June 30, 2007, we completed a private placement of 6,100,000 shares of our common stock at a price of $0.02 per share to a total of forty-one (41) purchasers. We completed the offering pursuant to Regulation S of the Securities Act. As a result of our 1-for-10 reverse split, completed on August 12, 2008, these purchasers now own an aggregate of 610,000 shares of our common stock.

2.

On September 30, 2008, we completed a private placement of 120,000 shares of our common stock at a price of $0.50 per share to a total of nine (9) purchasers. We completed the offering pursuant to Regulation S of the Securities Act.

The following table provides as of January 7, 2009 information regarding the beneficial ownership of our common stock held by each of the selling stockholders, including:

1.	the number of shares beneficially owned by each prior to this Offering;
2.	the total number of shares that are to be offered by each;
3.	the total number of shares that will be beneficially owned by each upon completion of the Offering;
4.	the percentage owned by each upon completion of the Offering; and
5.	the identity of the beneficial holder of any entity that owns the shares.

Name Of Selling Stockholder(1)	Beneficial Ownership Before Offering(1)		Number of Shares Being Offered	Beneficial Ownership After Offering(1)
	Number of Shares	Percent(2)		Number of Shares	Percent(2)
Carolyn Jane Nicholson	49,000	3.0%	49,000	Nil	*
Ron White	5,000	*	5,000	Nil	*
Adrian Beruschi	3,500	*	3,500	Nil	*
Herb Thomasen	12,500	*	12,500	Nil	*
Kay Epp(3)	15,000	*	15,000	Nil	*
Rosalinda Uy Sanchez	15,000	*	15,000	Nil	*
Jean D. Nickell	15,000	*	15,000	Nil	*
Megan L. Shury	25,000	1.5%	25,000	Nil	*
Gayle E. MacPhee	15,000	*	15,000	Nil	*
Lloyd Juhala	15,000	*	15,000	Nil	*
Bryan Leroy	25,000	1.5%	25,000	Nil	*
Russell Bougie	5,000	*	5,000	Nil	*
Elizabeth Mary Hughes	15,000	*	15,000	Nil	*
Victoria McConnell	12,500	*	12,500	Nil	*
Robert Tadey	5,000	*	5,000	Nil	*
Russell Paterson	5,000	*	5,000	Nil	*
Conor McCormack	12,500	*	12,500	Nil	*
Dorothy Choquer	15,000	*	15,000	Nil	*
Carol Davies	2,500	*	2,500	Nil	*
Zev Ordower	15,000	*	15,000	Nil	*

Name Of Selling Stockholder(1)	Beneficial Ownership Before Offering(1)		Number of Shares Being Offered	Beneficial Ownership After Offering(1)
	Number of Shares	Percent(2)		Number of Shares	Percent(2)
Tim Preston	2,500	*	2,500	Nil	*
John Chow	25,000	1.5%	25,000	Nil	*
Daniel Alder	10,000	*	10,000	Nil	*
Danna Feddersen	25,000	1.5%	25,000	Nil	*
Robert Scott McEachren	15,000	*	15,000	Nil	*
Connie Osadchuk	10,000	*	10,000	Nil	*
599022 BC Ltd. (4)	15,000	*	15,000	Nil	*
W. H. Plevy	37,500	2.3%	37,500	Nil	*
Alan Abercrombie	2,500	*	2,500	Nil	*
Cynthia Warwick	37,500	2.3%	37,500	Nil	*
Lana Matlock	5,000	*	5,000	Nil	*
Kim Hammer	25,000	1.5%	25,000	Nil	*
Stephen Blatz	2,500	*	2,500	Nil	*
Emila Orth	25,000	1.5%	25,000	Nil	*
Steve Berwick	2,500	*	2,500	Nil	*
Timothy M. Owens	5,000	*	5,000	Nil	*
Deb Lingel	7,500	*	7,500	Nil	*
Clinton J. Drdul	25,000	1.5%	25,000	Nil	*
Armin Reyes	15,000	*	15,000	Nil	*
Penny Nicholson	25,000	1.5%	25,000	Nil	*
Steven Bernier	10,000	*	10,000	Nil	*
AJZ Holdings Corp.(5)	18,000	1.1%	18,000	Nil	*
Barry Epp(6)	10,000	*	10,000	Nil	*
J. Gordon Enterprises Ltd.(7)	10,000	*	10,000	Nil	*
Chris Taylor	4,000	*	4,000	Nil	*
Jim Platis	5,000	*	5,000	Nil	*
Simeon Orth	20,000	1.2%	20,000	Nil	*
Ben Ferraro	13,000	*	13,000	Nil	*
Arlyn Stoik	20,000	1.2%	20,000	Nil	*
Wayne Popowich	20,000	1.2%	20,000	Nil	*
TOTAL	730,000			NIL

Notes:

*	Represents less than 1%.
(1)

The named party beneficially owns and has sole voting and investment power over all shares or rights to these shares, unless otherwise shown in the table. The numbers in this table assume that none of the selling stockholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.

(2)

Applicable percentage of ownership is based on 1,630,000 common shares outstanding as of the date of this prospectus, plus any securities held by such security holder exercisable for or convertible into common shares within sixty (60) days after the date of this prospectus, in accordance with Rule 13d-3(d)(1) under the Exchange Act.

(3)	Kay Epp is an aunt of our Executive Vice President, Shane Epp.
(4)	Craig Procter is the sole shareholder of 599022 B.C. Ltd.
(5)	John Boschert is the sole shareholder of AJZ Holdings Corp.

(6)	Barry Epp is the father of our Executive Vice President, Shane Epp.
(7)	Jason Gordon is the sole shareholder of J. Gordon Enterprises Ltd.

Except as disclosed above, none of the selling stockholders:

(i)	has had a material relationship with us other than as a stockholder at any time within the past three years; or

(ii)	has ever been one of our officers or directors.

PLAN OF DISTRIBUTION

This prospectus is part of a registration statement that enables the selling stockholders to sell their shares on a continuous or delayed basis for a period of nine months after this registration statement is declared effective. The selling stockholders may sell some or all of their common stock in one or more transactions, including block transactions:

1.	On such public markets as the common stock may from time to time be trading;

2.	In privately negotiated transactions;

3.	Through the writing of options on the common stock;

4.	In short sales; or

5.	In any combination of these methods of distribution.

The sales price to the public is fixed at $0.75 per share until such time as the shares of our common stock are traded on the OTC Bulletin Board. Although we intend to apply for quotation of our common stock on the OTC Bulletin Board, public trading of our common stock may never materialize. If our common stock becomes quoted on the OTC Bulletin Board, then the sales price to the public will vary according to the selling decisions of each selling stockholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1.	The market price of our common stock prevailing at the time of sale;

2.	A price related to such prevailing market price of our common stock; or

3.	Such other price as the selling stockholders determine from time to time.

The selling stockholders named in this prospectus may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions. Any broker or dealer participating in such transactions as agent may receive a commission from the selling stockholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling stockholders will likely pay the usual and customary brokerage fees for such services.

We can provide no assurance that all or any of the common stock offered will be sold by the selling stockholders named in this prospectus. The estimated costs of this Offering are $53,022. We are bearing all costs relating to the registration of the common stock. The selling stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling stockholders named in this prospectus must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. The selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be an “underwriter” within the meaning of the Securities Act in connection with such sales. In particular, during such times as the selling stockholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may among other things:

1.	Not engage in any stabilization activities in connection with our common stock;

2.	Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3.	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

If an underwriter is selected in connection with this Offering, an amendment will be filed to identify the underwriter, disclose the arrangements with the underwriter, and we will file the underwriting agreement as an exhibit to this prospectus.

The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholder is distributing shares covered by this prospectus. Accordingly, the selling stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the SEC.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Under our Articles of Incorporation, the total number of shares of all classes of stock that we shall have authority to issue is 200,000,000 shares, of which 100,000,000 shares are common stock with a par value of $0.001 per share and 100,000,000 shares are preferred stock with a par value of $0.001. On August 12, 2008, we completed a reverse split of our issued and outstanding shares of our common stock on a 1-for-10 basis without correspondingly decreasing the number of authorized shares.

As of January 7, 2009, a total of 1,630,000 shares of common stock are issued and outstanding, held by fifty-one (51) registered stockholders. All issued and outstanding shares of common stock are fully paid and non-assessable.

Common Stock

The following is a summary of the material rights and restrictions associated with our common stock. This description does not purport to be a complete description of all of the rights of our stockholders and is subject to, and qualified in its entirety by, the provisions of our most current Articles of Incorporation and Bylaws, which are included as exhibits to this Registration Statement.

The holders of our common stock have the right to cast one vote for each share held of record on all matters submitted to a vote of the holders of our common stock, including the election of directors. Holders of our common stock do not have cumulative voting rights in the election of directors. Pursuant to the provisions of Section 78.320 of the Nevada Revised Statutes (the “NRS”) and Section 8 of our Bylaws, at lease one percent of the outstanding shares of stock entitled to vote must be present, in person or by proxy, at any meeting of our stockholders in order to constitute a valid quorum for the transaction of business. Actions taken by stockholders at a meeting in which a valid quorum is present are approved if the number of votes cast at the meeting in favor of the action exceeds the number of votes cast in opposition to the action, provided, however, that directors shall be elected by a plurality of the votes of the shares present at the meeting and entitled to vote. Certain fundamental corporate changes such as the liquidation of all of our assets, mergers or amendments to our Articles of Incorporation require the approval of holders of a majority of the outstanding shares entitled to vote.

Holders of our common stock do not have any preemptive rights to purchase shares in any future issuances of our common stock or any other securities. There are no redemption or sinking fund provisions applicable to our common stock.

In the event of the liquidation, dissolution or winding up of the affairs of the Company, all our assets and funds remaining after the payment of all debts and other liabilities are to be distributed, pro rata, among the holders of our common stock.

Dividend Rights

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

The holders of our common stock are entitled to receive dividends pro rata based on the number of shares held, when and if declared by our board of directors, from funds legally available for that purpose. Section 78.288 of Chapter 78 of the NRS prohibits us from declaring dividends where, after giving effect to the distribution of the dividend:

(a)	we would not be able to pay our debts as they become due in the usual course of business; or

(b)

except as may be allowed by our Articles of Incorporation, our total assets would be less than the sum of our total liabilities plus the amount that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders who may have preferential rights and whose preferential rights are superior to those receiving the distribution.

Our Articles of Incorporation and Bylaws do not contain provisions restricting our ability to pay dividends of our common stock.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the Offering, a substantial interest, direct or indirect, in our company or any of its parents or subsidiaries. Nor was any such person connected with our company, or any of its parents or subsidiaries, a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

O’Neill Law Group PLLC has assisted us in the preparation of this prospectus and registration statement and will provide counsel with respect to other legal matters concerning the registration and offering of the common stock.

Williams & Webster, Certified Public Accountants (“Williams & Webster”), our independent registered public accountants, have audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit report. Williams & Webster has presented its report with respect to our audited financial statements. The report of Williams & Webster is included in reliance upon their authority as experts in accounting and auditing.

William Kushner, B. Sc., prepared our geological evaluation reports on the Blue Jack Property and the Minnie Claim. Mr. Kushner graduated with a Bachelor of Science in Geology and is an exploration geologist.

INFORMATION WITH RESPECT TO THE REGISTRANT

Business

We were incorporated on November 20, 2006 pursuant to the laws of the State of Nevada.

We are an exploration stage company engaged in the acquisition and exploration of mineral properties. Currently, we hold a 100% interest in two mineral properties that we call the “Blue Jack Property” and the “Minnie Claim,” respectively. The Blue Jack Property is comprised of 10 mineral claims of approximately 206 acres located in Humboldt County, Nevada. The Minnie Claim covers an area of 20 acres, located in Leecher Creek Mining Division, Washington State. Our plan is to conduct mineral exploration activities on the Blue Jack

Property and the Minnie Claim in order to assess whether they possess mineral deposits of lead, zinc, copper, silver, gold or uranium capable of commercial extraction. Descriptions of the Blue Jack Property and the Minnie Claim are provided under the heading “Properties” below.

We have not earned any revenues to date. We do not anticipate earning revenues until such time as we enter into commercial production of our mineral properties. We are presently in the exploration stage of our business and we can provide no assurance that commercially viable mineral deposits exist on our mineral properties, or that, if such deposits are discovered, we will be able to enter into further substantial exploration or development programs. Further exploration is required to determine the economic and legal feasibility of our mineral properties.

Compliance with Government Regulations

Our activities are subject to extensive federal, state, and local regulations in the United States. These statutes regulate the mining of and exploration for mineral properties, and also the possible effects of such activities upon the environment. Future legislation and regulations could cause additional expense, capital expenditures, restrictions and delays in the development of the Blue Jack Property and the Minnie Claim, the extent of which cannot be predicted. Our Blue Jack Property and Minnie Claim are comprised of located mineral claims located on federal land managed by the U.S. Bureau of Land Management. Mining activities on the Blue Jack Property and the Minnie Claim must be carried out in accordance with a permit issued by the Bureau of Land Management.

Other regulatory requirements monitor the following:

(a)	Explosives and explosives handling.
(b)	Use and occupancy of site structures associated with mining.
(c)	Hazardous materials and waste disposal.
(d)	State Historic site preservation.
(e)	Archaeological and paleontological finds associated with mining.

Our Blue Jack Property is subject to the Nevada Mined Land Reclamation Act (the “Nevada Act”) which was adopted by the State of Nevada in 1989. The Nevada Act establishes design, operation, monitoring and closure requirements for all mining facilities. The Nevada Act has increased the cost of designing, operating, monitoring and closing new mining facilities and could affect the cost of operating, monitoring and closing existing mining facilities. The Nevada Act also requires reclamation plans and permits for exploration projects that will result in more than five acres of surface disturbance.

In the context of environmental permitting, we must comply with known standards, existing laws and regulations that may entail greater or lesser costs and delays, depending on the nature of the activity to be permitted and how stringently the regulations are implemented by the permitting authority. We are not presently aware of any specific material environmental constraints affecting our property that would preclude the economic development or operation of any specific property.

If our property merits additional exploration or extraction work, it is reasonable to expect that compliance with environmental regulations will increase our costs. Such compliance may include feasibility studies on the surface impact of our proposed operations, costs associated with minimizing surface impact, water treatment and protection, reclamation activities, including rehabilitation of various sites, on-going efforts at alleviating the mining impact on wildlife and permits or bonds as may be required to ensure our compliance with applicable regulations. It is possible that the costs and delays associated with such compliance could become so prohibitive that we may decide to not proceed with exploration, development, or mining operations on our mineral property.

Competition

We are an exploration stage company. We compete with other mineral resource exploration and development companies for financing and for the acquisition of new mineral properties. Many of the mineral resource exploration and development companies with whom we compete have greater financial and technical resources than we do. Accordingly, these competitors may be able to spend greater amounts on acquiring mineral properties of merit, on exploring their mineral properties and on developing their mineral properties. In addition, they may be able to afford greater geological expertise in the targeting and exploration of mineral properties. This competition could result in competitors having mineral properties of greater quality and interest to prospective investors who may finance additional exploration and development. This competition could adversely impact our ability to finance further exploration and to achieve the financing necessary for us to develop our mineral properties.

We will also compete with other junior mineral exploration companies for financing from a limited number of investors that are prepared to make investments in junior mineral exploration companies. The presence of competing junior mineral exploration companies may impact our ability to raise additional capital in order to fund our exploration programs if investors are of the view that investments in competitors are more attractive based on the merit of the mineral properties under investigation and the price of the investment offered to investors. We will also compete with other junior and senior mineral companies for available resources, including, but not limited to, professional geologists, camp staff, transportation, mineral exploration supplies and drill rigs.

Employees

As of the date of this prospectus, we have no employees other than our executive officers and directors. We conduct our business largely through consultants.

Research and Development Expenditures

We have not incurred any research expenditures since our incorporation.

Patents and Trademarks

We do not own, either legally or beneficially, any patent or trademark.

Properties

We rent office space located at 240 Martin Street, #3, Blaine, WA 98230. The office space consists of approximately 80 square feet.

We currently do not own any physical property or any real property. We own a 100% interest in two mineral properties called the Blue Jack Property and the Minnie Claim.

The Blue Jack Property

We acquired the Blue Jack Property in September 2008 for $16,000. The Blue Jack Property is comprised of 10 mineral claims, located in Humboldt County, Nevada. Each claim covers 20.67 acres for an aggregate 206.66 acres.

Description of Property

The Blue Jack Property is recorded with the Bureau of Land Management in the State of Nevada under the following name and record numbers:

Name of Mineral Claims	Nevada NMC Number	Expiry Date
PT 10	984039	September 1, 2009
PT 11	984040	September 1, 2009
PT 12	984041	September 1, 2009
PT 13	984042	September 1, 2009
PT 14	984043	September 1, 2009
PT 15	984044	September 1, 2009
PT 16	984045	September 1, 2009
PT 17	984046	September 1, 2009
PT 18	984047	September 1, 2009
PT 19	984048	September 1, 2009

Federal regulations require a yearly maintenance fee to keep the claims in good standing. In accordance with Federal regulations, the Blue Jack Property is in good standing to September 1, 2009. A yearly maintenance fee of $125 per claim is required to be paid to the Bureau of Land Management prior to the expiry date to keep the claims in good standing for an additional year. If we fail to pay the required amount of fee of this exploration work, then our Blue Jack Property will lapse on September 1, 2009 and we will lose all interest that we have in the Blue Jack Property.

Figure 1
Location of the Blue Jack Property

Location and Access

The Blue Jack Property is located in Humboldt County in northwestern Nevada. The property is located 102 miles northwest of Winnemucca, Nevada. Winnemucca is located 166 miles northeast of Reno, Nevada.

The property is easily accessible from Winnemucca by paved highway for 76 miles, then by a gravel road for 24 miles and then by a desert trail for 3 miles.

Climate and Physiography

Average temperatures in the area range from 18°F in December to 95°F in July. The region is extremely dry, receiving only 7.9 inches of precipitation annually. An average of 1.1 inches of precipitation falls during the month of May. July is the driest month with a total average of 0.3 inches of precipitation.

The Blue Jack Property is located at the northern margin of the Black Rock Valley Desert along the eastern flanks of the transition between the Black Rock Range to the south and Pine Forest Range to the north. The valley floor is located at an elevation of approximately 4200 feet. Elevations on the property are moderate, ranging from 4600 to 5300 feet, and quickly rise to above 8650 feet in the mountains to the east of the property. The main showing and historic workings are located in the centre of the property at an elevation of 4875 feet.

The area consists of sagebrush and desert grass covered flats and hills typical of the Nevada desert. The region is well populated with desert jack rabbits and antelope. Wild burros have been occasionally sighted in the area as well.

History

The Blue Jack Property is located within the Varyville mining district of Humboldt County. This area is centered around Bartlett Peak between the Black Rock Range to the south and the Pine Forest Range to the north. The district and subsequent townsite were named after a lode discovery in the 1870’s. The Varyville district has been referred to in various publications over the years as the Columbia, the Leonard Creek and the Bartlett district.

Gold lode mining in the district was the dominant production with small amounts of copper, lead and silver reported. In 1953, Tungsten ore was produced on the Lincoln Greenhorn claims, which is approximately a half mile south of Bartlett peak.

Other properties throughout the district have extensive workings, but no recorded production of ore.

Records indicate that geologists conducted a sampling of a trench located on the Blue Jack Property in order to determine whether uranium mineralization existed on the property. Previous reports also indicated that the Resource Investigation Division of the US Atomic Energy Commission (“AEC”) located and investigated radioactive localities in the 1950’s. AEC geologists compiled detailed data on select uranium deposits, one of which was a showing on the Blue Jack Property.

Regional Geology

The region in which the Blue Jack Property is found consists mainly of Tertiary volcanic rocks. The region also contains some metamorphosed fine clastic sedimentary formations mainly from the Triassic and Jurassic Periods. Sediments in the region are also overlain by basalts, tuffs and gravels. Older rocks have been intruded by several different bodies of granodiorites, quartz-monzonites and diorites from the Cretaceous and Tertiary Periods.

In the Pine Forest Range, several intrusive stocks are exposed, which indicates that the deposits in the region have a deep-seated source. The host rock for most of the deposits in the region is a metasedimentary and metavolcanic complex in fault contact with the core plutonic complex underlying the range. The deposits are virtually all structurally controlled. Faulting provided a conduit for the hydrothermal fluids to migrate, resulting in mineralization along the trend.

Property Geology

The Blue Jack Property is defined by diorites and granodiorites in fault contact with highly foliated and fractured shaley silicified limestones and metasediments. A strong shear zone defines the faulted contact, which strikes at 320 degrees and dips steeply to the northeast. The ground to the south of the property is overlain by Quaternary alluvium and boulders of basaltic and andesitic composition. Based on regional geological mapping, these are likely from the Triassic Period as well.

On the Blue Jack Property, there is mineralization exposed in a historic trench, being approximately 248 feet long by 33 feet wide, located along a strike with the fault contact. The fault is marked by intensely fractured limestones and metasediments in the foot wall and fractured granodiorites in the hanging wall to the west. Fault gouge is significantly abundant in many areas along the trench.

Faulting appears to be the controlling factor in mineralization. Copper mineralization appears to be consistent throughout the exposed fractured rocks. Jasper veining and chalcedony are present in the northern exposures of the trench, indicating a possibility that gold mineralization may exist on the property.

Geological Report

Prior to entering into the purchase agreement for the Blue Jack Property, we engaged Willie Kushner, B.Sc. to prepare a geological evaluation report on the Blue Jack Property. Mr. Kushner has been practicing his profession as an Exploration Geologist for the past 20 years. Mr. Kushner attended University of Alberta in 1987, and holds a Bachelor of Science in Geology.

The work completed by Mr. Kushner in preparing the geological reports consisted of visiting the Blue Jack Property, collecting surface samples and reviewing geological data from previous exploration within the region. The acquisition of this data involved the research and investigation of historic files to locate and retrieve data information acquired by previous exploration companies in the area of the mineral property.

Mr. Kushner’s geological evaluation report on the Blue Jack Property summarizes the results of the history of the exploration of the Blue Jack Property, the regional and local geology of the Blue Jack property and the mineralization and the geological formations identified as a result of the prior exploration. The geological report also gives conclusions regarding potential mineralization of the Blue Jack Property and recommends an exploration program to be conducted on it.

Exploration Program

Our exploration program for the Blue Jack Property is expected to include the following:

Phase	Recommended Exploration Program	Estimated Cost	Status
Phase Ia	Detailed geological mapping and radiometric surveys.	$15,150	To be implemented in early 2009 subject to obtaining additional financing.
Phase Ib	Grid set up and soil sampling along grid.	$28,250	Planned for Spring 2009.
Phase Ic	Magnetometer survey and IP Survey (can be conducted concurrently with Phase Ib).	$42,600	Planned for Spring 2009.
Phase II	Conducting trenching along the fault zones.	$40,500	To be determined based on the Results of Phase 1a, 1b and 1c.
Phase III	Reverse circular drill testing of the property.	$206,000	To be determined based on the Results of Phase 1a, 1b and 1c.
	Total Estimated Cost	$332,500

Due to the limited availability of our consulting geologist, implementation of Phase Ia of our exploration program on the Blue Jack Property is not expected to occur until early 2009. Our ability to implement Phase 1a of our exploration program on the Blue Jack Property is subject to our obtaining additional financing.

The Minnie Claim

We acquired a 100% interest in the Minnie Claim in March 28, 2007 for $6,000 in cash.

Description of Property

The Minnie Claim is recorded with the Bureau of Land Management in the State of Washington under number 3115896. The Minnie Claim is in good standing until September 1, 2009. In order to maintain the Minnie Claim in good standing we will need to pay $125 to the Bureau of Land Management on September 1, 2009.

Figure 2
Location of the Minnie Claim

Location and Access

The Minnie Mining Claim is located between the towns of Twisp and Carlton in Okanogan County, Washington. The center of the property is approximately 2.8 miles northeast of Carlton, within what is referred to as Leecher Canyon.

The property is accessible by a paved highway within 2.7 miles of the claim. A well maintained gravel road provides access to the Minnie Claim.

History of Exploration

Mining history in the Cascades dates back to 1853 when placer gold was discovered in the Yakima Valley. This led to a brief gold rush in the area, and gold occurrences were reported throughout the Cascades. Placer gold was discovered in Okanogan River in 1860, which possibly led to the discovery of gold at nearby Gold Ridge and Leecher Canyon.

The area covered by the Minnie Claim has a recorded history of work dating back to 1949, when it was owned by Franklin Blocksom. Historical records indicate the property contains gold, silver, and zinc in a leached and honeycombed quartz vein located in metamorphic rocks. The vein is up to 3 feet wide, and was developed and explored by several open cuts including a 160 foot adit with a 55 foot winze, a 25 foot drift and a 30 foot stope.

Geology

Regional Geology

The Minnie Claim is located within the North Cascade Range, and consists of an active volcanic arc superimposed upon a Tertiary-age bedrock. Recent uplift has created high topographic relief. The North Cascades are composed of faulted and folded Mesozoic and Paleozoic crystalline and metamorphic rocks and tertiary intrusive, volcanic and sedimentary rocks.

Regionally, the center of gold mining is found in the Republic Graben, located in the Republic District of Washington. As of 1989, records indicate that the district produced over 2.5 million ounces of gold and 14 million ounces of silver, mainly in epithermal systems related to the final stages of Eocene calc-alkaline volcanism. In the Okanogan County, gold mineralization occurs in a skarn on Buckhorn property which also contains bismuth and cobalt mineralization. Porphyry copper-molybdenum deposits have been drilled at Oroville and Keller. The Mount Tolman deposit at Keller is the third or fourth largest molybdenum reserve in the United States.

Property Geology

The Minnie Claim is underlain by Pre-Tertiary metamorphic rocks. Mineralization of the claim consists of gold, silver, and zinc minerals within epithermal quartz veins up to a meter in width.

Records indicate the leached and honeycomb quartz veins contain pyrite, chalcopyrite, sheelite and marcasite. The open structure of the quartz veins are entirely filled with sulfide mineralization.

Three rock samples were collected earlier in the year, indicating a potential for economic mineralization may exist on the property with elevated gold, silver, copper and zinc values.

Geological Report

We engaged Willie Kushner, B.Sc. to prepare a geological evaluation report on the Minnie Claim. Mr. Kushner has also prepared a geological report for us on the Blue Jack Property.

The work completed by Mr. Kushner in preparing the geological report consisted of visiting the Minnie Claim, collecting surface samples and reviewing geological data from previous exploration within the region. The acquisition of this data involved the research and investigation of historic files to locate and retrieve data information acquired by previous exploration companies in the area of the mineral claim.

Mr. Kushner’s geological evaluation report summarizes the results of the history of the exploration of the mineral claim, the regional and local geology of the mineral claim and the mineralization and the geological formations identified as a result of the prior exploration. The geological report also gives conclusions regarding potential mineralization of the mineral claim and recommends a further geological exploration program on the mineral claim.

Conclusions of Geological Report and Recommended Exploration Program

Mr. Kushner’s geological evaluation report concludes that the significance of gold mineralization on the Minnie Claim deserves to be examined based on historical mining records, promising geology and high values of gold, silver, copper, and zinc returned from a limited sampling of mineralized epithermal quartz veins.

A four-phase continuing exploration program has been planned on the property in order to determine locations on which to focus concentrated exploration activities.

Our exploration program for the Minnie Claim will involve the following:

Phase	Recommended Exploration Program	Estimated Cost	Status
Phase I	Simple work program to fully map and sample the known quartz vein mineralization. Trenching and sampling collected along the vein.	$10,000	Commenced in September 2008. Completion subject to obtaining additional financing.
Phase II	A soil sampling grid laid out over the entire property. A soil sample survey should be conducted on the grid, with samples collected every 50 metres.	$8,000	To be determined based on the results on Phase I.
Phase III	VLF-EM geophysical survey (can be conducted concurrently with Phase II).	$7,000	To be determined based on the results on Phase I.
Phase IV	Initial Reverse Circular drill testing. Following up diamond drill program to further define targets.	$25,000 - $50,000	To be determined based on the results on Phase I.
	Total Estimated Cost	$50,000 - $75,000

Current State of Exploration Activities

We have only recently commenced exploration of the Minnie Claim and our exploration is currently in the preliminary stages. Our planned exploration program is exploratory in nature and no mineral reserves may ever be found.

Prior to implementing Phase I of our exploration program, our consulting geologist conducted a thorough search for the Discovery Post in September, 2008. A Discovery Post is a post that is required to be placed at the point of discovery on each claim. However, our consulting geologist was unable to find the Discovery Post. As a result, our consulting geologist used the original staking document along with the location of the workings on the property to provide a definitive property boundary location.

Once satisfied with the property boundaries, our consulting geologist commenced Phase I of our exploration program. This initial phase involved the collection of nine rock samples from the Minnie Claim. The samples consisted of outcrop grabs across strike where possible, as well as float samples of mineralized veins near historical workings. These samples have been sent to an independent laboratory for testing. To date, we have not received from the results of the rock samples. The balance of the Phase I exploration program consists of mapping and sampling the known quartz vein mineralization on the property. We have decided to delay the balance of Phase I of our exploration program until we obtain additional financing. We have decided to focus our resources on our exploration program of the Blue Jack Property.

Plan of Operation

During the next twelve months and subject to our ability to obtain additional financing, we intend to conduct mineral exploration activities on the Blue Jack Property and the Minnie Claim in order to assess whether they possess mineral reserves capable of commercial extraction. Our exploration program is designed to explore for commercially viable deposits of lead, zinc, copper, silver, gold or uranium mineralization. We have not, nor has any predecessor, identified any commercially exploitable reserves of these minerals on our mineral properties.

Blue Jack Property

Our plan is to conduct Phase Ia of our exploration program on the Blue Jack Property in early 2009. However, we will require additional financing in order to implement our exploration program on the Blue Jack Property. If we are able to raise additional financing, of which there is no assurance, our plan for the Blue Jack Property is as follows.

Phase	Recommended Exploration Program	Estimated Cost	Status
Phase Ia	Detailed geological mapping and radiometric surveys.	$15,150	To be implemented in early 2009subject to obtaining additional financing.
Phase Ib	Grid set up and soil sampling along grid.	$28,250	Planned for Spring 2009.
Phase Ic	Magnetometer survey and IP Survey (can be conducted concurrently with Phase Ib).	$42,600	Planned for Spring 2009.

Due to the limited availability of our consulting geologist, implementation of Phase Ia of our exploration program on the Blue Jack Property is expected to be completed in early 2009. Our ability to implement Phase 1a of our exploration program on the Blue Jack Property is subject to our obtaining additional financing.

Minnie Claim

Although we have commenced Phase I of our exploration program on the Minnie Claim, we have decided to delay our exploration program in order to focus our resources on the Blue Jack Property. Phase I of our exploration program involves a simple work program to fully map and sample the known quartz vein mineralization and to conduct trenching and sampling on the Minnie Claim.

In September 2008, prior to implementing Phase I of our exploration program of the Minnie Claim, our consulting geologist conducted a thorough search for the Discovery Post on the Minnie Claim. Although our consulting geologist was unable to find the Discovery Post, he used the original staking document along with the location of the workings on the property to provide a definitive property boundary location.

Once satisfied with the boundaries of the property, our consulting geologist commenced Phase I of our exploration program. He collected nine rock samples from the Minnie Claim. The samples consisted of outcrop grabs across strike as well as float samples of mineralized veins near historical workings. To date, we have not received from the results of the rock samples. The balance of the Phase I exploration program consists of mapping and sampling the known quartz vein mineralization on the property. We have decided to delay the balance of Phase I of our exploration program until we obtain additional financing. We have decided to focus our resources on our exploration program of the Blue Jack Property.

We anticipate that we will incur the following expenses over the next twelve months:

Category	Planned Expenditures Over The Next 12 Months (US$)
Legal and Accounting Fees	$30,000
Office Expenses	6,000
Consulting Fees	48,000
Mineral Property Exploration Expenses	86,000
Offering Expenses	53,022
TOTAL	$223,022

To date, we have not earned any revenues and we do not anticipate earning revenues in the near future.  As at October 31, 2008, we had cash on hand of approximately $23,000.  As such, we do not have sufficient financial resources to meet the anticipated costs of this offering and the anticipated costs of completing our exploration program for the Blue Jack Property and the Minnie Claim.  Accordingly, we will need to obtain additional financing in order to complete our plan of operation and meet our current obligations as they come due.  We currently do not have any arrangements for financing and we may not be able to obtain financing when required.  Obtaining additional financing would be subject to a number of factors outside of our control, including the results from our exploration program, and any unanticipated problems relating to our mineral exploration activities, including environmental assessments and additional costs and expenses that may exceed our current estimates.  These factors may make the timing, amount, terms or conditions of additional financing unavailable to us in which case our business will fail.

Legal Proceedings

We are not currently a party to any legal proceedings. There are no material proceedings to which any of our directors, officers or our affiliates, any owner of record or beneficially of more than 5% of our common stock, or security holder is a party adverse to us or has a material interest adverse to us.

We are required by Section 78.090 of the Nevada Revised Statutes (the “NRS”) to maintain a registered agent in the State of Nevada. Our registered agent for this purpose is Camlex Management (Nevada) Inc. of 8275 S. Eastern Avenue, Suite 200, Las Vegas, NV 89123. All legal process and any demand or notice authorized by law to be served upon us may be served upon our registered agent in the State of Nevada in the manner provided in NRS 14.020(2) ..

Market For Common Equity And Related Stockholder Matters

Holders of Our Common Stock

As of the date of this prospectus, we had fifty-one (51) registered stockholders.

No Public Market for Common Stock

There is currently no public market for our common stock. We anticipate making an application for quotation of our common stock on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be traded on the bulletin board or, if traded, that a public market will materialize.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or quotation system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type, size and format, as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a suitably written statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, if our common stock becomes subject to the penny stock rules, stockholders may have difficulty selling those securities.

Outstanding Options, Warrants or Convertible Securities

As of the date of this prospectus, we do not have any outstanding options, warrants to purchase our common stock or securities convertible into shares of our common stock.

Rule 144 Shares

In general, under Rule 144, a person who is not one of our affiliates and who is not deemed to have been one of our affiliates at any time during the three months preceding a sale and who has beneficially owned shares of our common stock for at least six months would be entitled to sell them without restriction, subject to the continued availability of current public information about us (which current public information requirement is eliminated after a one-year holding period).

A person who is an affiliate and who has beneficially owned shares of a company’s common stock for at least six months, subject to the continued availability of current public information about us, is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.	One percent of the number of shares of the company's common stock then outstanding, which, in our case, will equal approximately 16,300 shares as of the date of this prospectus; or

2.	The average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

The above resale restrictions are subject to a company not being deemed a “shell company” as defined under Rule 12b(2) of the Exchange Act.

Registration Rights

We have not granted registration rights to the selling stockholders or to any other persons.

We are paying the expenses of the Offering because we seek to: (i) become a reporting company with the SEC under the Exchange Act; and (ii) enable our common stock to be traded on the OTC Bulletin Board. We plan to file a Registration Statement on Form 8-A with the SEC concurrently with, or immediately following, the effectiveness of this Registration Statement on Form S-1. The filing of the Registration Statement on Form 8-A will cause us to become a reporting company with the SEC under the Exchange Act concurrently with the effectiveness of the Registration Statement on Form S-1. We must be a reporting company under the Exchange Act in order for our common stock to be eligible for quotation on the OTC Bulletin Board. We believe that the registration of the resale of shares on behalf of existing stockholders may facilitate the development of a public market in our common stock if our common stock is approved for quotation on the OTC Bulletin Board.

We believe that the development of a public market for our common stock will make an investment in our common stock more attractive to future investors. In the near future, in order for us to continue with our exploration programs, we may need to raise additional capital. We believe that obtaining reporting company status under the Exchange Act and quotation on the OTC Bulletin Board should increase our ability to raise these additional funds from investors.

Dividends

There are no restrictions in our Articles of Incorporation or Bylaws that would prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.	We would not be able to pay our debts as they become due in the usual course of business; or

2.

Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

Financial Statements

Audited financial statements for the period from inception on November 20, 2006 to August 31, 2008, including:

(a)	Report of Independent Registered Public Accounting Firm;

(b)	Balance Sheets as at August 31, 2008 and 2007;

(c)	Statements of Operations for the year ended August 31, 2008, the period from inception on November 20, 2006 to August 31, 2007, and the period from inception on November 20, 2006 to August 31, 2008;

(d)	Statements of Cash Flows for the year ended August 31, 2008, the period from inception on November 20, 2006 to August 31, 2007, and the period from inception on November 20, 2006 to August 31, 2008;

(e)	Statement of Stockholders' Equity for the period from inception on November 20, 2006 to August 31, 2008; and

(f)	Notes to Financial Statements.

YATERRA VENTURES CORP.
(An Exploration Stage Company)

FINANCIAL STATEMENTS

AUGUST 31, 2008 AND 2007
(Stated in U.S. Dollars)

Williams & Webster, P.S.
Certified Public Accountants & Business Consultants

Yaterra Ventures Corp.
Blaine, Washington

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying balance sheet of Yaterra Ventures Corp. as of August 31, 2008 and 2007, and the related statements of operations, stockholders' equity and cash flows for the years then ended and the period from November 20, 2006 (inception of exploration stage) through August 31, 2008. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Yaterra Ventures Corp. as of August 31, 2008 and 2007, and the results of its operations, stockholders equity and its cash flows for the years then ended and for the period from November 20, 2006 (inception of exploration stage) through August 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses and has an accumulated deficit at August 31, 2008. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Williams & Webster, P.S.

Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington
November 21, 2008

Bank of America Financial Center
601 W. Riverside, Suite 1940, Spokane, WA 99201
Phone (509) 838-5111 Fax (509) 838-5114

www.williams-webster.com

Center for Public Company Audit Firms
Private Companies Practice Section
AICPA, WSCPA

YATERRA VENTURES CORP.
(An Exploration Stage Company)

BALANCE SHEETS
(Stated in U.S. Dollars)

	AUGUST 31
	2008	2007

ASSETS

Current
Cash	$1,720	$84,478
Amount receivable	-	3,900
Deposits	2,323	6,036
Prepaid expenses	-	1,500
Total Current Assets	4,043	95,914

Computer Equipment (Note 4)	888	-
Mineral Property Acquisition Costs (Note 5)	6,000	6,000

Total Assets	$10,931	$101,914

LIABILITIES

Current
Accounts payable and accrued liabilities	$16,012	$1,382

STOCKHOLDERS’ EQUITY (DEFICIT)

Capital Stock (Note 6)
Authorized:
100,000,000 common voting stock with a par value of
$0.001 per share
100,000,000 preferred stock with a par value of $0.001
per share – none issued

Issued:
1,510,000 shares as at August 31, 2008 and 2007	1,510	1,510

Additional Paid-In Capital	129,490	129,490
Deficit Accumulated During The Exploration Stage	(136,081)	(30,468)
Total Stockholders’ Equity (Deficit)	(5,081)	100,532

Total Liabilities and Stockholders’ Equity (Deficit)	$10,931	$101,914

The accompanying notes are an integral part of these financial statements.

YATERRA VENTURES CORP.
(An Exploration Stage Company)

STATEMENTS OF OPERATIONS
(Stated in U.S. Dollars)

		PERIOD FROM	PERIOD FROM
		INCEPTION	INCEPTION
	YEAR	NOVEMBER 20	NOVEMBER 20
	ENDED	2006 TO	2006 TO
	AUGUST 31	AUGUST 31	AUGUST 31
	2008	2007	2008

Revenue	$-	$-	$-

Expenses
Accounting and audit	29,079	1,250	30,329
Consulting fees	600	350	950
Depreciation	296	-	296
Management fees	39,000	12,500	51,500
Mineral property exploration costs	8,117	3,320	11,437
Office and administrative	8,463	2,302	10,765
Professional fees	9,987	8,196	18,183
Transfer agent and filing fees	1,755	-	1,755
Travel and promotion	8,316	2,550	10,866

Net Loss	$(105,613)	$(30,468)	$(136,081)

Basic And Diluted Loss Per Share	$(0.07)	$(0.05)

Weighted Average Number Of Common
Shares Outstanding	1,510,000	674,768

The accompanying notes are an integral part of these financial statements.

YATERRA VENTURES CORP.
(An Exploration Stage Company)

STATEMENTS OF CASH FLOWS
(Stated in U.S. Dollars)

		PERIOD FROM	PERIOD FROM
		INCEPTION	INCEPTION
	YEAR	NOVEMBER 20	NOVEMBER 20
	ENDED	2006 TO	2006 TO
	AUGUST 31	AUGUST 31	AUGUST 31
	2008	2007	2008

Cash (Used In) Operating Activities
Net loss	$(105,613)	$(30,468)	$(136,081)
Depreciation	296	-	296

Changes in non-cash operating working
capital items:
Prepaid expenses	1,500	(1,500)	-
Accounts payable and accrued
liabilities	14,630	1,382	16,012
Deposits	3,713	(6,036)	(2,323)
Amount receivable	3,900	(3,900)	-
	(81,574)	(40,522)	(122,096)

Cash (Used In) Investing Activities
Mineral property acquisition costs	-	(6,000)	(6,000)
Computer equipment	(1,184)	-	(1,184)
	(1,184)	(6,000)	(7,184)

Cash Provided By Financing Activity
Subscriptions received	-	131,000	131,000

Increase In Cash	(82,758)	84,478	1,720

Cash, Beginning Of Period	84,478	-	-

Cash, End Of Period	$1,720	$84,478	$1,720

Supplemental Disclosure Of Cash Flow
Information
Cash paid during the period for:
Interest	$-	$-	$-
Income taxes	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

YATERRA VENTURES CORP.
(An Exploration Stage Company)

STATEMENT OF STOCKHOLDERS’ EQUITY

PERIOD FROM INCEPTION, NOVEMBER 20, 2006, TO AUGUST 31, 2008
(Stated in U.S. Dollars)

				DEFICIT
		COMMON STOCK		ACCUMULATED
			ADDITIONAL	DURING THE
			PAID-IN	EXPLORATION
	SHARES	AMOUNT	CAPITAL	STAGE	TOTAL

Shares issued for cash at $0.01	900,000	$900	$8,100	$-	$9,000
Shares issued for cash at $0.20	610,000	610	121,390	-	122,000
Net loss for the period	-	-	-	(30,468)	(30,468)

Balance, August 31, 2007	1,510,000	1,510	129,490	(30,468)	100,532

Net loss for the period	-	-	-	(105,613)	(105,613)

Balance, August 31, 2008	1,510,000	$1,510	$129,490	$(136,081)	$(5,081)

The accompanying notes are an integral part of these financial statements.

YATERRA VENTURES CORP.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

AUGUST 31, 2008 AND 2007
(Stated in U.S. Dollars)

1.	BASIS OF PRESENTATION AND NATURE OF OPERATIONS

Organization

Yaterra Ventures Corp. (“the Company”) was incorporated in the State of Nevada, U.S.A., on November 20, 2006. The Company’s principal executive offices are in Bellingham, Washington, U.S.A.

Reverse Stock Split

During the year ended August 31, 2008, the Company’s shareholders approved a decrease in the number of issued and outstanding shares on a one for ten (1:10) basis, such that each shareholder will hold one share for every ten shares held. Share and per share data (except par value) for the periods presented reflect the effects of this reverse stock split.

Exploration Stage Activities

The Company has been in the exploration stage since its formation and has not yet realized any revenues from its planned operations. The Company was formed for the purpose of acquiring exploration and development stage natural resource properties. The Company has not commenced business operations. The Company is an exploration stage company as defined in the Securities and Exchange Commission (“S.E.C.”) Industry Guide No. 7.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.

As shown in the accompanying financial statements, the Company has incurred a net loss of $136,081 for the period from November 20, 2006 (inception) to August 31, 2008, and has no sales. The future of the Company is dependent upon its ability to obtain financing and upon future profitable operations from the development of its natural resource properties. Management has plans to seek additional capital through a private placement and public offering of its common stock. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

YATERRA VENTURES CORP.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

AUGUST 31, 2008 AND 2007
(Stated in U.S. Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates.

The financial statements have been properly prepared within the framework of the significant accounting policies summarized below:

	a)	Organization and Start-up Costs

Costs of start up activities, including organizational and incorporation costs, are expensed as incurred.

	b)	Exploration Stage Enterprise

The Company’s financial statements are prepared using the accrual method of accounting and according to the provisions of Statement of Financial Accounting Standards No. 7 (“SFAS 7”), “Accounting and Reporting for Development Stage Enterprises,” as it devotes substantially all of its efforts to acquiring and exploring mineral properties. Until such properties are acquired and developed, the Company will continue to prepare its financial statements and related disclosures in accordance with entities in the exploration stage.

	c)	Mineral Property Interests

The Company is an exploration stage mining company and has not yet realized any revenue from its operations. It is primarily engaged in the acquisition, exploration and development of mining properties. Exploration costs are expensed as incurred regardless of the stage of development or existence of reserves. Costs of acquisition are capitalized subject to impairment testing, in accordance with Financial Accounting Standards 144 (“FAS 144”), “Accounting for the Impairment or Disposal of Long-Lived Assets”, when facts and circumstances indicate impairment may exist.

The Company regularly performs evaluations of any investment in mineral properties to assess the recoverability and/or the residual value of its investments in these assets. All long-lived assets are reviewed for impairment whenever events or circumstances change which indicate the carrying amount of an asset may not be recoverable.

YATERRA VENTURES CORP.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

AUGUST 31, 2008 AND 2007
(Stated in U.S. Dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

	c)	Mineral Property Interests (Continued)

Management periodically reviews the carrying value of its investments in mineral leases and claims with internal and external mining related professionals. A decision to abandon, reduce or expand a specific project is based upon many factors including general and specific assessments of mineral deposits, anticipated future mineral prices, anticipated future costs of exploring, developing and operating a production mine, the expiration term and ongoing expenses of maintaining mineral properties and the general likelihood that the Company will continue exploration on such project. The Company does not set a pre-determined holding period for properties with unproven deposits, however, properties which have not demonstrated suitable metal concentrations at the conclusion of each phase of an exploration program are re-evaluated to determine if future exploration is warranted, whether there has been any impairment in value and that their carrying values are appropriate.

If an area of interest is abandoned or it is determined that its carrying value cannot be supported by future production or sale, the related costs are charged against operations in the year of abandonment or determination of value. The amounts recorded as mineral leases and claims represent costs to date and do not necessarily reflect present or future values.

The Company’s exploration activities and proposed mine development are subject to various laws and regulations governing the protection of the environment. These laws are continually changing, generally becoming more restrictive. The Company has made, and expects to make in the future, expenditures to comply with such laws and regulations.

The accumulated costs of properties that are developed on the stage of commercial production will be amortized to operations through unit-of-production depletion.

	d)	Cash

Cash consists of cash on deposit with high quality major financial institutions, and to date has not experienced losses on any of its balances. The carrying amounts approximated fair market value due to the liquidity of these deposits.

YATERRA VENTURES CORP.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

AUGUST 31, 2008 AND 2007
(Stated in U.S. Dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

	e)	Financial Instruments

The Company’s financial instruments as defined by Statement of Financial Accounting Standards No. 107, “Disclosures about Fair Value of Financial Instruments”, may include cash, receivables, advances, accounts payable and accrued expenses. All such instruments are accounted for on a historical cost basis, which, due to the short maturity of these financial instruments, approximates fair value at August 31, 2008.

	f)	Basic and Diluted Loss Per Share

In accordance with Statement of Financial Accounting Standards No. 128 (“SFAS 128”), “Earnings Per Share,” the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. At August 31, 2008, the Company has no common stock equivalents that were anti-dilutive and excluded in the earnings per share computation. Share and per share amounts have been adjusted to reflect a one-for-ten reverse stock split.

	g)	Income Taxes

The Company has adopted Statement of Financial Accounting Standards No. 109 – “Accounting for Income Taxes” (SFAS 109). This standard requires the use of an asset and liability approach for financial accounting and reporting on income taxes. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized. To date, the Company has not filed a tax return with the Internal Revenue Service.

	h)	Foreign Currency Translation

The Company’s functional currency is the US dollar. Transactions in foreign currency are translated into U.S. dollars as follows:

		i)	monetary items at the exchange rate prevailing at the balance sheet date;

		ii)	non-monetary items at the historical exchange rate;

		iii)	revenue and expense at the average rate in effect during the applicable accounting period.

The Company has an operating bank account held in Canadian dollars that may expose them to certain translation risks due to foreign exchange fluctuations between the Canadian and US currencies.

YATERRA VENTURES CORP.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

AUGUST 31, 2008 AND 2007
(Stated in U.S. Dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

	i)	Use of Estimates

The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. Actual results may differ from the estimates.

	j)	Impairment of Long-Lived Assets

In accordance with Statement of Financial Accounting Standards No. 144 (“SFAS 144”), “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amount. In such cases, the amount of the impairment is determined based on the relative fair values of the impaired assets. The Company tests the recoverability of the assets whenever events or changes in circumstances indicate that its carrying amount may not be recoverable.

	k)	Asset Retirement Obligations

The Company has adopted Statement of Financial Accounting Standards No. 143 (“SFAS 143’), “Accounting for Asset Retirement Obligations”, which requires that an asset retirement obligation (“ARO”) associated with the retirement of a tangible long-lived asset be recognized as a liability in the period which it is incurred and becomes determinable, with an offsetting increase in the carrying amount of the associated asset.

The cost of the tangible asset, including the initially recognized ARO, is depleted, such that the cost of the ARO is recognized over the useful life of the asset. The ARO is recorded at fair value, and accretion expense is recognized over time as the discounted liability is accreted to its expected settlement value. The fair value of the ARO is measured using expected future cash flow, discounted at the Company’s credit-adjusted risk-free interest rate. To date, no significant asset retirement obligation exists due to the early stage of exploration. Accordingly, no liability has been recorded.

	l)	Revenue Recognition

Revenue from the sale of minerals is recognized when the risks and rewards of ownership pass to the purchaser, including delivery of the product the selling price is fixed or determinable and collectibility is reasonably assured. Settlement adjustments, if any, are reflected in revenue when the amounts are known.

YATERRA VENTURES CORP.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

AUGUST 31, 2008 AND 2007
(Stated in U.S. Dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

	m)	Environmental Protection and Reclamation Costs

The operations of the Company have been, and may in the future be affected from time to time in varying degrees by changes in environmental regulations, including those for future removal and site restorations costs. Both the likelihood of new regulations and their overall effect upon the Company may vary from region to region and are not predictable.

Environmental expenditures that relate to ongoing environmental and reclamation programs are charged against statements of operations as incurred or capitalized and amortized depending upon their future economic benefits. The Company does not currently anticipate any material capital expenditures for environmental control facilities because its property holding is at an early stage of exploration.

3.	RECENT ACCOUNTING PRONOUNCEMENTS

The following Recent Accounting Pronouncements are disclosed as they may be applicable to the Company’s operations and have an impact on the Company’s financial statements:

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles,” or SFAS 162. SFAS 162 is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with U.S. GAAP for nongovernmental entities. SFAS 162 is effective 60 days following the Securities and Exchange Commission’s approval of the Public Company Accounting Oversight Board’s amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles”. The Company is currently evaluating the impact of adopting SFAS 162 but does not expect that it will have a significant effect on its financial position, cash flows or results of operations.

YATERRA VENTURES CORP.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

AUGUST 31, 2008 AND 2007
(Stated in U.S. Dollars)

3.	RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

In May 2008, the FASB issued SFAS No. 163, “Accounting for Financial Guarantee Insurance Contracts – An interpretation of FASB Statement No. 60,” or SFAS 163. SFAS 163 requires that an insurance enterprise recognize a claim liability prior to an event of default when there is evidence that credit deterioration has occurred in an insured financial obligation. It also clarifies how Statement 60 applies to financial guarantee insurance contracts, including the recognition and measurement to be used to account for premium revenue and claim liabilities, and requires expanded disclosures about financial guarantee insurance contracts. SFAS 163 is effective for financial statements issued for fiscal years beginning after December 15, 2008, except for some disclosures about the insurance enterprise’s risk-management activities. SFAS 163 requires that disclosures about the risk- management activities of the insurance enterprise be effective for the first period beginning after issuance. The Company is currently evaluating the impact of adopting SFAS 163 but does not expect that it will have a significant effect on its financial position, cash flows or results of operations.

In December 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141R, "Business Combinations" (“FAS 141R”) which replaces FAS No. 141 and establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree. FAS 141R also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. This Statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Early adoption of FAS 141R is prohibited. The company will assess the impact of FAS 141R in the event it enters into a business combination for which the expected acquisition date is subsequent to the required effective date.

YATERRA VENTURES CORP.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

AUGUST 31, 2008 AND 2007
(Stated in U.S. Dollars)

3.	RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

In December 2007, the FASB issued FAS 160, which is effective for fiscal years beginning after December 15, 2008. Under FAS 160, the non-controlling interest will be measured at 100% of the fair value of assets acquired and liabilities assumed. Under current standards, the non-controlling interest is measured at book value. For presentation and disclosure purposes, non-controlling interests will be classified as a separate component of shareholders’ equity. In addition, FAS 160 will change the manner in which increases/decreases in ownership percentages are accounted for. Changes in ownership percentages will be recorded as equity transactions and no gain or loss will be recognized as long as the parent retains control of the subsidiary. When a parent company deconsolidates a subsidiary but retains a non-controlling interest, the non-controlling interest is re-measured at fair value on the date control is lost and a gain or loss is recognized at that time. Finally, under FAS 160, accumulated losses attributable to the non-controlling interests are no longer limited to the original carrying amount, and therefore non-controlling interests could have a negative carrying balance. The provisions of FAS 160 are to be applied prospectively with the exception of the presentation and disclosure provisions, which are to be applied for all prior periods presented in the financial statements. Early adoption is not permitted. The Company has reviewed the standards of FAS 160 and has concluded that it will not have any effect on its financial statements.

In February 2007, the FASB issued No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS No. 159). SFAS No. 159 permits Companies to choose to measure certain financial instruments and certain other items at fair value. The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings. SFAS No. 159 is effective for the Company beginning in the first quarter of fiscal year 2008, although earlier adoption is permitted. The Company is currently evaluating the impact that SFAS No. 159 will have on its financial statements.

In September 2006, FASB issued SFAS No. 157, “Fair Value Measures”. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), expands disclosures about fair value measurements, and applies under other accounting pronouncements that require or permit fair value measurements. SFAS No. 157 does not require any new fair value measurements. However, the FASB anticipates that for some entities, the application of SFAS No. 157 will change current practice. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, which for the Company would be the fiscal year beginning September 1, 2008. The Company is currently evaluating the impact of adopting SFAS No. 157 but does not expect that it will have a significant effect on its financial position or results of operations.

YATERRA VENTURES CORP.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

AUGUST 31, 2008 AND 2007
(Stated in U.S. Dollars)

4.	COMPUTER EQUIPMENT

		ACCUMULATED	NET BOOK
	COST	DEPRECIATION	VALUE

Computer equipment	$1,184	$296	$888

5.	MINERAL PROPERTIES

During the period ended August 31, 2007, the Company entered into a purchase agreement to acquire an undivided 100% interest in a mineral claim (known as the “Minnie Claim”) located in the Leecher Creek Mining District, Okanogan County, Washington. The consideration was $6,000 cash (paid) on execution of the agreement.

As of August 31, 2008, the Company is negotiating to acquire an undivided interest in a series of ten mineral claims (collectively referred to as the “Blue Jack Claims”) located in Humboldt County, Nevada. The Company will pay $16,000 cash upon closing of the agreement, which occurred in September 2008.

6.	CAPITAL STOCK

During the year ended August 31, 2007, the Company received a total of $9,000 for 9,000,000 founder’s shares at par value.

Pursuant to a private placement, the Company received a total of $122,000 for 6,100,000 shares at $0.02 per share.

On August 12, 2008, the Company reduced the number of issued and outstanding shares of the Company’s common stock on a one for ten basis (1:10). All references to the number of shares of common stock and per share amounts (other than par value) have been adjusted to reflect the split for all periods presented.

7.	RELATED PARTY TRANSACTIONS

During the year ended August 31, 2008, the Company paid management fees for services performed in the amount of $30,000 (period from inception, November 20, 2006 to August 31, 2007 - $12,500) to a director. The Company also paid or accrued during the year, $9,000 to two members of management (period from inception, November 30, 2006 to August 31, 2007 - $Nil). Of this amount, $2,500 represents retroactive payments for services provided to the Company by these individuals for the year ended August 31, 2007. Included in accrued liabilities at August 31, 2008 is $2,000 for unpaid management fees for 2008.

YATERRA VENTURES CORP.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

AUGUST 31, 2008 AND 2007
(Stated in U.S. Dollars)

7.	RELATED PARTY TRANSACTIONS (Continued)

The Company carried out a number of transactions with related parties in the normal course of business. These transactions were recorded at their exchange amount, which is the amount of consideration established and agreed to by the related parties.

8.	COMMITMENTS AND CONTRACTUAL OBLIGATIONS

The Company has committed to a cash payment of $16,000 relating to the acquisition of the Blue Jack Claims (see Note 5). The Company has no other significant commitments or contractual obligations with any parties respecting executive compensation, consulting arrangements or other matters. Rental of premises is on a month-to-month basis.

9.	INCOME TAX

	a)	Income Tax Provision

The provision for income taxes differs from the result which would be obtained by applying the statutory income tax rate of 34% to income before income taxes. The difference results from the following items:

	AUGUST 31	AUGUST 31
	2008	2007

Computed expected (benefit of) income taxes	$48,300	$12,400
Increase in valuation allowance	(48,300)	(12,400)

Income tax provision	$-	$-

b)	Significant components of the Company’s deferred income tax assets are as follows:

	2008	2007
Operating loss carryforward	$142,100	$36,500
Statutory tax rate	34%	34%
Deferred income tax assets	$48,300	$12,400
Valuation allowance	(48,300)	(12,400)
Net deferred tax assets	$-	$-

YATERRA VENTURES CORP.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

AUGUST 31, 2008 AND 2007
(Stated in U.S. Dollars)

9.	INCOME TAX (Continued)

c)

The Company has incurred operating losses of approximately $136,100 which, if unutilized, will begin to expire in 2028. Subject to certain restrictions, the Company has mineral property and exploration expenditures of $6,000 available to reduce future taxable income. Future tax benefits, which may arise as a result of these losses, have not been recognized in these financial statements, and have been offset by a valuation allowance. As at August 31, 2008, the valuation allowance has increased by $35,900 from the balance as at August 31, 2007. The following table lists the fiscal year in which the loss was incurred and the expiration date of the operating loss carry forwards:

	INCOME TAX OPERATING
	LOSS CARRY FORWARD
		EXPIRATION
	AMOUNT	DATE

2007	$36,500	2027
2008	105,600	2028

Total income tax operating loss carry forward	$142,100

10.	SUBSEQUENT EVENT

Subsequent to the year ended August 31, 2008, the Company completed an offering of 120,000 shares of common stock at a price of $0.50 per share for gross proceeds of $60,000.

In September 2008, the Company closed on the purchase of ten mineral claims (collectively referred to as the “Blue Jack Claims”) located in Humboldt County, Nevada, in exchange for a payment of $16,000.

Management’s Discussion of Financial Condition and Results of Operation

Results of Operation

Summary of Year End Results

		Period from Inception
	Year Ended	(November 20, 2006)	Percentage
	August 31, 2008	to August 31, 2007	Increase / (Decrease)
Revenue	$-	$-	n/a
Expenses	(105,613)	(30,468)	246.6%
Net Income (Loss)	$(105,613)	$(30,468)	246.6%

Revenue

We have not earned any revenues to date. We do not anticipate earning revenues until such time as we enter into commercial production of our mineral properties. We are presently in the exploration stage of our business and we can provide no assurance that we will discover commercially exploitable levels of mineral resources on our properties, or if such deposits are discovered, that we will enter into further substantial exploration programs.

Expenses

Our expenses for the year ended August 31, 2008 and the period from inception on November 20, 2006 to August 31, 2007 consisted of the following:

		Period from Inception
	Year Ended	(November 20, 2006)	Percentage
	August 31, 2008	to August 31, 2007	Increase / (Decrease)
Accounting and Audit	$29,079	$1,250	2,226.3%
Consulting Fees	600	350	71.4%
Depreciation	296	-	n/a
Management Fees	39,000	12,500	212.0%
Mineral Property Exploration Costs	8,117	3,320	144.5%
Office and Administrative	8,463	2,302	267.6%
Professional Fees	9,987	8,196	21.9%
Transfer Agent and Filing Fees	1,755	-	n/a
Travel and Promotion	8,316	2,550	226.1%
Total Expenses	$105,613	$30,468	246.6%

Our expenses during the year ended August 31, 2008 increased as a result of increased accounting and audit fees, management fees, mineral property exploration costs and office and administration fees.

Increases in accounting and audit fees and professional fees primarily relate to fees incurred in connection with the preparation and filing of this Registration Statement on Form S-1.

Management fees consisted of the amounts paid to our President, Secretary and Treasurer, Mr. Bousquet, our Vice-President, Finance, Mr. Ryan, and our Executive Vice President, Mr. Epp. Pursuant to a verbal agreement, we agreed to pay Mr. Bousquet $2,500 per month commencing on April 1, 2007.

Increases in mineral property exploration costs are due to expenses incurred in connection with the preparation of a geology report on the Blue Jack Property.

Liquidity And Capital Resources

Working Capital

			Percentage
	As at August 31, 2008	As at August 31, 2007	Increase / (Decrease)
Current Assets	$4,043	$95,914	(95.8)%
Current Liabilities	(16,012)	(1,382)	1,058.6%
Working Capital	$(11,969)	$94,532	(112.7)%

Cash Flows
		Period from Inception
	Year Ended	(November 20, 2006)
	August 31, 2008	to August 31, 2007
Cash Flows Used In Operating Activities	$(81,574)	$(40,522)
Cash Flows Used in Investing Activities	(1,184)	(6,000)
Cash Flows Provided By Financing Activities	-	131,000
Increase (Decrease) In Cash During Period	$(82,758)	$84,478

As of August 31, 2008, we had cash on hand of $1,720 and a working capital deficit of $11,969.  The decrease in our working capital is primarily a result of the fact that we had no revenues or sources of financing during the year ended August 31, 2008.  We have incurred a cumulative net loss of $136,081 for the period from the date of our inception on November 20, 2006 to August 31, 2008 and have not attained profitable operations to date.

Since our inception, we have used our common stock to raise money for our operations and to fund our property acquisitions.  We have not obtained profitable operations and are dependent upon obtaining additional financing to pursue our plan of operation.

Subsequent to our year ended August 31, 2008, we raised proceeds of $60,000 from the sale of 120,000 shares of our common stock.

Future Financings

W e currently do not have sufficient financial resources to meet the remaining costs of this offering and to implement Phase Ia of our exploration program on the Blue Jack Property.  Therefore, we will need to obtain additional financing in order to implement our exploration program on the Blue Jack Property and on the Minnie Claim.

We anticipate relying on equity sales of our common stock or loans in order to continue to fund our business operations.  Issuance of additional securities will result in dilution to shareholders.  There is no assurance that we will achieve any additional sales of our equity securities or arrange for debt or other financing to fund our planned business activities.  Currently, we do not have any arrangements for additional financing.

Off-Balance Sheet Arrangements

None.

Changes In And Disagreements With Accountants On Accounting And Financial Disclosure

We have had no changes in or disagreements with our principal independent accountant.

Directors, Executive Officers, Promoters And Control Persons

Our executive officers and directors and their age and titles as of January 7, 2009 are as follows:

Name of Director	Age	Position
Jarrett F. Bousquet	33	President, Secretary, Treasurer and Director
David K. Ryan	41	Vice-President, Finance
Shane Epp	36	Executive Vice-President
Lindsay E. Gorrill	46	Director

Mr. Jarrett F. Bousquet is our President, Secretary, Treasurer and Director. Mr. Bousquet was appointed as director and officer on November 20, 2006. Since 2003, Mr. Bousquet has been employed by Roxon Universal Medical, selling, setting up, and services medical equipment in a number of Canadian provinces including Alberta, Saskatchewan, Manitoba and Southeastern British Columbia. From 1999 to 2003, Mr. Bousquet was employed as a sports agent and Vice-President of Titan Sports Management Inc. In 1999, Mr. Bousquet received a Bachelor of Science in Kinesiology from the University of Calgary (Alberta, Canada).

Mr. David K. Ryan is our Vice President, Finance. From 1989 to 1995, Mr. Ryan was an account executive at Georgia Pacific Securities in Vancouver. From 1995 to present, Mr. Ryan has worked as an independent investor relations consultant and has participated in raising venture capital through private placements. Mr. Ryan is a former director or officer of DRC Resources and Universal Domains Incorporated. Mr. Ryan completed the Canadian Securities Course in 1988. Currently, Mr. Ryan serves as the sole executive officer and director of Cignus Ventures Inc., a company quoted on the OTC Bulletin Board and engaged in the acquisition and exploration of mineral properties.

Mr. Shane Epp is our Executive Vice President. Shane Epp, (B. Comm.) has been employed by CB Richard Ellis Limited, one of the largest full service real estate brokerage companies in the world, since January 2007. Currently an Associate Vice President of the CBRE Retail Properties Group, he spent the 5 years previous with another large international real estate brokerage firm, Colliers International. Mr. Epp graduated from the University of British Columbia in 1993 with a Bachelor of Commerce, majoring in Urban Land Economics, with a minor in Finance. In addition to his work in the real estate industry, Mr. Epp has been an active investor in public markets for close to 20 years, and has participated in raising venture capital for both public and private companies through limited partnerships, private placements and debt financing.

Mr. Lindsay E. Gorrill is a member of our Board of Directors. Mr. Gorrill has twenty years of senior management experience and has a diverse background with publicly listed companies. Since July 9, 2007, Mr. Gorrill has acted as Chief Executive Officer, Secretary and President of Jayhawk Energy, Inc., a company quoted on the OTC Bulletin Board. From August 2007 to July 2008, Mr. Gorrill served as Chief Financial Officer of Quinto Mining Corp., a company listed on the TSX Venture Exchange. Mr. Gorrill has also held management positions Berkley Resources Inc., a company listed on the TSX Venture Exchange. Until April 2005, Mr. Gorrill acted as President and Chief Executive Officer of WGI Heavy Minerals Inc., a company listed on the Toronto Stock Exchange and engaged in the exploration, production and marketing of industrial metals. Mr. Gorrill is a Chartered Accountant and graduated from Simon Fraser University with a BBA in Finance and Marketing.

None of our executive officers or directors has any formal training as geologists. With the exception of Mr. Gorrill, our executive officers and directors have very limited training on the technical and managerial aspects of managing a mineral exploration company. None of their prior managerial and consulting positions have been in the mineral exploration industry. Accordingly, we will have to rely on the technical services of others to advise us on the managerial aspects specifically associated with a mineral exploration company. We do not have any employees who have professional training or experience in the mining industry. We rely on independent geological consultants to make recommendations to us on work programs on our property, to hire appropriately skilled persons on a contract basis to complete work programs and to supervise, review, and report on such programs to us.

Term of Office

Members of our board of directors are appointed to hold office until the next annual meeting of our stockholders or until his or her successor is elected and qualified, or until they resign or are removed in accordance with the provisions of the Nevada Revised Statutes. Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

We have no significant employees other than our executive officers and directors.

We conduct our business through agreements with consultants and arms-length third parties. Currently, we have no formal consulting agreements in place. We have a verbal arrangement with the consulting geologist currently conducting the exploratory work on the Blue Jack Property and the Minnie Claim. We pay to this geologist the usual and customary rates received by geologists performing similar consulting services.

Committees of the Board of Directors

We do not presently have a separately constituted audit committee, compensation committee, nominating committee, executive committee or any other committees of our board of directors.

Executive Compensation

Summary Compensation Table

The following table sets forth the total compensation paid to or earned by our named executive officers, as that term is defined in Item 402(m)(2) of Regulation S-K as of our fiscal years ended August 31, 2008 and 2007.

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards	Option Awards(1)	Non- Equity Incentive Plan Compen- sation	Non- qualified Deferred Compen- sation Earnings	All Other Compen- sation ($)	Total ($)
Jarrett F. Bousquet(1) President, Secretary, Treasurer and Director	2008 2007	30,000 12,500	- -	- -	- -	- -	- -	- -	30,000 12,500
David K. Ryan(2) Vice-President, Finance	2008 2007	4,500 -	- -	- -	- -	- -	- -	- -	4,500 -
Shane Epp(3) Executive Vice- President	2008 2007	4,500 -	- -	- -	- -	- -	- -	- -	4,500 -
Lindsay E. Gorrill(4) Director	2008 2007	- -	- -	- -	- -	- -	- -	- -	- -

Notes:

(1)

Mr. Bousquet was appointed as our President, Secretary and Treasurer and as a member of our Board of Directors on November 20, 2006. Under the terms of a verbal agreement, Mr. Bousquet is paid $2,500 per month for his services.

(2)

Mr. Ryan was appointed as our Vice-President, Finance on April 4, 2007. During the year ended August 31, 2008, we paid Mr. Ryan $4,500 for his services. Pursuant to a verbal agreement, Mr. Ryan is paid $250 per month for his services commencing September 1, 2008.

(3)

Mr. Epp was appointed as our Executive Vice-President on April 4, 2007. During the year ended August 31, 2008, we paid Mr. Epp $4,500 for his services. Pursuant to a verbal agreement, Mr. Epp is paid $250 per month for his services commencing September 1, 2008.

(4)

Mr. Gorrill was appointed as a member of our Board of Directors on August 28, 2008. Under the terms of a verbal agreement, Mr. Gorrill is paid $1,000 per month for his services commencing September 1, 2008.

Outstanding Equity Awards

We do not have any stock options outstanding. No stock options or stock appreciation rights under any stock incentive plans were granted to our officers or directors since our inception.

Security Ownership Of Certain Beneficial Owners And Management

The following table sets forth certain information concerning the number of shares of our common stock owned beneficially as of January 7, 2009 by: (i) each person (including any group) known to us to own more than five percent (5%) of any class of our voting securities of our shares of common stock, (ii) our executive officers and directors, and (iii) our named executive officers as defined in Item 402(m)(2) of Regulation S-K. Unless otherwise indicated, the stockholders listed possess sole voting and investment power with respect to the shares shown.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Common Stock(1)
Security Ownership of Management
Common Stock	Jarrett F. Bousquet President, Secretary, Treasurer and Director	900,000 (Direct)	55.2%
Common Stock	David K. Ryan Vice-President, Finance	Nil	Nil
Common Stock	Shane Epp Executive Vice-President	Nil	Nil
Common Stock	Lindsay E. Gorrill Director	Nil	Nil
Common Stock	All Officers and Directors as a Group (4 persons)	900,000 (Direct)	55.2%
Security Ownership of Certain Beneficial Owners
Common Stock	Jarrett F. Bousquet President, Secretary, Treasurer and Director 554 Chararral Drive SE Calgary, AB T2X 3V9	900,000 (Direct)	55.2%
Notes:
(1)

A beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding on January 7, 2009 . As of January 7, 2009 , there were 1,630,000 shares of our common stock issued and outstanding.

Changes in Control

There are no arrangements which may result in a change in control in the future.

Certain Relationships And Related Transactions

Except as described below, none of the following parties have, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that have or will materially affect us, other than as noted in this section:

1.	Any of our directors or officers;
2.	Any person proposed as a nominee for election as a director;
3.	Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our outstanding shares of common stock;
4.	Any of our promoters; and
5.	Any member of the immediate family (including spouse, parents, children, step-parents, step-children, siblings and in-laws) of any of the foregoing persons.

On November 17, 2006, we issued 9,000,000 pre-reverse split shares of common stock to our President, Secretary, Treasurer and a Director, Jarrett F. Bousquet, at a price of $0.001 per share. As a result of our 1-for-10 reverse split completed on August 12, 2008, Mr. Bousquet now holds 900,000 shares of our common stock. The shares were issued pursuant to Section 4(2) of the Securities Act and are restricted shares as defined in the Securities Act.

Director Independence

Our common stock is not currently listed on a national securities exchange or an inter-dealer quotation system. We intend to apply to have our common stock quoted on the OTC Bulletin Board inter-dealer quotation system, which does not have director independence requirements. Under NASDAQ Rule 4200(a)(15), a director is not considered to be independent if he or she is also an executive officer or employee of the corporation. We have determined that Mr. Gorrill is an independent director as defined under NASDAQ Rule 4200(a)(15).

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

Upon written or oral request, at no cost to the requester, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in the prospectus contained in this Registration Statement but not delivered with the prospectus. Requests may be directed to our office as follows:

YATERRA VENTURES CORP.
240 Martin St., #3
Blaine, WA, 98230

Telephone: (360) 510-8998

We have filed a Registration Statement on Form S-1 under the Securities Act with the SEC with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of Yaterra. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving Yaterra, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement, exhibits and schedules filed with the SEC at the SEC's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, Room 1580, 100 F Street NE, Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the SEC. Our Registration Statement and the referenced exhibits can also be found on this website.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Bylaws provide that we will indemnify an officer, director, or former officer or director, to the full extent permitted by law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SUBJECT TO COMPLETION, DATED JANUARY 8, 2009

PROSPECTUS

YATERRA VENTURES CORP.

730,000 SHARES
COMMON STOCK

Dealer Prospectus Delivery Obligation

Until ninety days after the date this registration statement is declared effective, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses Of Issuance And Distribution

The estimated costs of this Offering are as follows:

Expenses(1)	US($)
SEC Registration Fee	$22
Transfer Agent Fees	1,000
Accounting Fees and Expenses	35,000
Legal Fees and Expenses	15,000
Miscellaneous	2,000
Total	$53,022

Notes:
(1) All amounts are estimates, other than the SEC's registration fee.

We are paying all expenses of the Offering listed above. No portion of these expenses will be paid by the selling stockholders. The selling stockholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Indemnification Of Directors And Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes (the “NRS”), our Articles of Incorporation and our Bylaws.

Indemnification

Chapter 78 of the NRS, pertaining to private corporations, provides that we are required to indemnify our officers and directors to the extent that they are successful in defending any actions or claims brought against them as a result of serving in that position, including criminal, civil, administrative or investigative actions and actions brought by or on behalf of Yaterra.

Chapter 78 of the NRS further provides that we are permitted to indemnify our officers and directors for criminal, civil, administrative or investigative actions brought against them by third parties and for actions brought by or on behalf of Yaterra, even if they are unsuccessful in defending that action, if the officer or director:

(a)	is not found liable for a breach of his or her fiduciary duties as an officer or director or to have engaged in intentional misconduct, fraud or a knowing violation of the law; or

(b)

acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of Yaterra, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

However, with respect to actions brought by or on behalf of Yaterra against our officers or directors, we are not permitted to indemnify our officers or directors where they are adjudged by a court, after the exhaustion of all appeals, to be liable to us or for amounts paid in settlement to Yaterra, unless, and only to the extent that, a court determines that the officers or directors are entitled to be indemnified.

Our Articles of Incorporation and our Bylaws provide that we will indemnify our officers and directors to the full extent permitted by law for any threatened, pending or completed actions or proceedings, whether they be civil, criminal, administrative or investigative, including actions or proceedings brought by or in the right of our company.

Advance of Expenses

As permitted by Chapter 78 of the NRS, our Articles of Incorporation and our Bylaws, we are to advance funds to our officers or directors for the payment of expenses incurred in connection with defending a proceeding brought against them in advance of a final disposition of the action, suit or proceeding. However, as a condition of our doing so, the officers or directors to which funds are to be advanced must provide us with undertakings to repay any advanced amounts if it is ultimately determined that they are not entitled to be indemnified for those expenses.

Insurance

Chapter 78 of the NRS and our Bylaws also allow us to purchase and maintain insurance on behalf of our officers or directors, regardless of whether we have the authority to indemnify them against such liabilities or expenses.

Recent Sales Of Unregistered Securities

We issued 9,000,000 pre-reverse split shares of our common stock on March 22, 2007 to Jarrett F. Bousquet. Mr. Bousquet is one of our directors and our President, Secretary and Treasurer. These shares were issued pursuant to Section 4(2) of the Securities Act at a price of $0.001 per pre-reverse split share, for total proceeds of $9,000. As a result of our 1-for-10 reverse split completed on August 12, 2008, Mr. Bousquet now holds 900,000 shares of our common stock. These shares are restricted shares as defined in the Securities Act.

We completed a private placement of 6,100,000 pre-reverse split shares of our common stock at a price of $0.02 per pre-reverse split share to a total of forty-one (41) purchasers on June 30, 2007. As a result of our 1-for-10 reverse split completed on August 12, 2008, these purchasers now hold an aggregate of 610,000 shares of our common stock. We completed the offering pursuant to Regulation S under the Securities Act. Each purchaser represented to us that they were not a “US person” as defined in Regulation S. We did not engage in a distribution of this offering in the United States. Each purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends were affixed to the stock certificate issued to each purchaser in accordance with Regulation S. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers.

We completed a private placement of 120,000 shares of our common stock at a price of $0.50 per share to a total of nine (9) purchasers on September 30, 2008. We completed the offering pursuant to Regulation S under the Securities Act. Each purchaser represented to us that they were not a “US person” as defined in Regulation S. We did not engage in a distribution of this offering in the United States. Each purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends were affixed to the stock certificate issued to each purchaser in accordance with Regulation S. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers.

Exhibits and Financial Statement Schedules

Index of Exhibits
Exhibit
Number	Description of Exhibits

3.1	Articles of Incorporation. (1)

3.2	Bylaws, as amended. (1)

5.1	Opinion of O’Neill Law Group PLLC with consent to use. (1)

10.1	Purchase Agreement (Minnie Claim) dated March 28, 2007 between Multi Metal Mining Corp. and Yaterra.(1)

10.2	Purchase Agreement (Blue Jack Property) dated August 29, 2008 between Howard V. Metzler and Yaterra. (1)

23.1	Consent of Williams & Webster P.S., Certified Public Accountants.

23.2	Consent of Willie Kushner, B.Sc., Consulting Geologist.

(1)	Previously filed as an exhibit to our Registration Statement on Form S-1 filed on December 8, 2008.

Undertakings

The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

For the purposes of determining liability under the Securities Act for any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Calgary, Province of Alberta, Canada, on January 8, 2009 .

YATERRA VENTURES CORP.

By:	/s/ Jarrett F. Bousquet
JARRETT F. BOUSQUET
President, Secretary, Treasurer, and Director
(Principal Executive Officer)

Date:	January 8, 2009

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Jarrett F. Bousquet
JARRETT F. BOUSQUET
President, Secretary and Treasurer
Director
(Principal Executive Officer)

Date:	January 8, 2009

By:	/s/ David K. Ryan
DAVID K. RYAN
Vice President, Finance
(Principal Accounting Officer )

Date:	January 8, 2009

By:	/s/ Lindsay E. Gorrill
LINDSAY E. GORRILL
Director

Date:	January 8, 2009